AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 6, 2004

                                                  Registration No. 333-_________


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            _________________________


                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                            _________________________


                               DYNECO CORPORATION
                 (Name of Small Business Issuer in Its Charter)


        Minnesota                     8711                 41-1508703
    (State or Other           (Primary Standard              (I.R.S.
     Jurisdiction                 Industrial                Employer
    of Incorporation            Classification          Identification No.)
    or Organization)                Number)


                             564 International Place
                               Rockledge, FL 32955
                                 (321) 639-0333
          (Address and Telephone Number of Principal Executive Offices)

                            _________________________


                       Thomas C. Edwards, Ph.D., President
                             564 International Place
                               Rockledge, FL 32955
                                 (321) 639-0333
            (Name, Address and Telephone Number of Agent For Service)

                            _________________________


                        Copies of all communications to:

                           Steven I. Weinberger, Esq.
                            Schneider Weinberger LLP
                           2499 Glades Road, Suite 108
                              Boca Raton, FL 33431
                            Telephone: (561) 362-9595
                          Facsimile No. (561) 362-9612

Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                      CALCULATION OF REGISTRATION FEE
                                                 Proposed             Proposed
    Title of Each                                 Maximum             Maximum
 Class of Securities           Amount to be    Offering Price         Aggregate            Amount of
   to be Registered             Registered     Per Security(1)    Offering Price(1)    Registration Fee(1)
 --------------------          ------------    ---------------    -----------------    -------------------
 Common Stock, par value
 $.01 per share                  4,025,000          $.225              $905,625             $114.74

 Common Stock, par value
 $.01 per share, underlying
 warrants                        4,050,000          $.225              $911,250             $115.46

 Common Stock, par value
 $.01 per share, underlying
 options                           100,000          $.225               $22,500             $  2.85
                                                                                            -------

 Total Registration Fee                                                                     $233.05
                                                                                            =======

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457, based upon the average of the bid and asked prices for the common stock on February 2, 2004.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


                     Subject to Completion February 6, 2004


PROSPECTUS


                               DYNECO CORPORATION

                        8,175,000 SHARES OF COMMON STOCK


         This prospectus covers the resale of a total of 8,175,000 shares being offered by selling security holders. Of the shares covered by this prospectus, 4,025,000 shares have been issued and 4,150,000 shares are issuable upon exercise of warrants and options issued to the selling security holders. We will not receive any proceeds from sales of shares by the selling security holders.

         Our shares of common stock are traded over-the-counter on the "pink sheets" under the symbol "DYCO". There is currently only a limited market for our common stock and we do not know if an active trading market will develop. In the absence of a trading market, purchasers of our shares may be unable to resell them. On February 2, 2004, the closing price for our common stock as reported on the "pink sheets" was $0.20 per share.



         THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.



         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.







                   The date of this prospectus is _____, 2004

                              ABOUT THIS PROSPECTUS

         You should only rely on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospectus may have changed since that date.


                      DEALER PROSPECTUS DELIVERY OBLIGATION

         Until ________, 2004 (90 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation to deliver a prospectus when acting as an underwriter with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

THE COMPANY

         DynEco Corporation develops advanced compressors and pumps based upon unique and patented machine technologies. We are currently and primarily engaged in the continuing improvement and demonstration of our proprietary dry, oil-less compressor technology for fuel cell applications and other uses. DynEco compressors, marketed as UniVane(TM), provide air compression and fuel circulation and delivery functions which, we believe, enable fuel cells to operate more efficiently and with greater power output, thereby serving an important role in the continuing development and adoption of compact, economical and very low emission fuel cell power systems.

         Fuel cell stacks produce electricity through a process known as electrochemical power generation. Fuel cells are much like batteries, except that when they are continuously supplied with oxygen from the air and hydrogen fuel, they continue to produce electricity. While fuel cells produce pure water and heat, they do not "run down". However, since they have no moving parts, most fuel cells depend upon external components to supply their air and hydrogen - principally, air compressors and hydrogen circulators. Our UniVane air compressors and hydrogen circulators, due in large part to our relatively new association with Parker-Hannifin Corporation, are designed to form an integral part of fuel cell systems that are capable of delivering electrical power.

         In May 2003 we granted an exclusive, worldwide, royalty-generating license to Parker-Hannifin Corporation to develop, manufacture and distribute air compressors and hydrogen circulators based upon our technology. Parker-Hannifin is a Fortune 500 industrial company (NYSE: PH) that, among other things, designs, develops and distributes a large number of industrial products. As a result of the license agreement, we are currently dependent upon the success of Parker-Hannifin in completing development of equipment for fuel cell stacks and other products incorporating our air compressors and hydrogen circulators. Parker-Hannifin generated net sales in 2002 of in excess of $6 billion. Although demonstration compressors and hydrogen generators are being built, they have not yet been incorporated into commercial products and, therefore, there have been no product sales that have generated royalty payments under the license agreement. Our future success is also dependent upon the successful development and market acceptance of fuel cell systems. Under the exclusive license, we currently provide consulting services to Parker-Hannifin for a monthly consulting fee of $25,000.

         Our executive offices are located at 564 International Place, Rockledge, Florida 32955, and our telephone number there is (321) 639-0333. References in this prospectus to "DynEco", "we", "us" and "our" are to DynEco Corporation and its wholly owned subsidiary, DynEco International, Inc.

THE OFFERING

Common Stock:

     Outstanding Prior
      to this Offering ...............  32,912,978 shares

     Outstanding After
      this Offering ..................  37,012,978 shares, including 4,150,000 shares covered by this prospectus
                                        issuable upon the exercise of
                                        outstanding warrants and options.

Common Stock Reserved: ...............  4,813,369 shares issuable on exercise of options that have been granted and
                                        16,185,120 shares issuable upon exercise of outstanding warrants.

SELECTED FINANCIAL DATA

         The following summary of our financial information for the years ended December 31, 2002 and 2001 has been derived from, and should be read in conjunction with, our audited financial statements included elsewhere in this prospectus. Information for the nine months ended September 30, 2003 and 2002 has been derived from, and should be read in conjunction with, our unaudited financial statements included elsewhere in this prospectus.


                                  Nine Months Ended           Years Ended
                                    September 30,             December 31,
                                  -----------------           ------------
                                  2003         2002        2002          2001
                                  ----         ----        ----          ----

Revenues ...................   $ 257,447    $ 137,131    $ 132,883    $  86,027

Operating expenses .........   $ 379,756    $ 289,225    $ 545,499    $ 304,914

Net (loss) .................   $(139,402)   $(295,014)   $(522,785)   $(193,241)

Net (loss) per share .......        $ --    $    (.01)   $    (.02)   $    (.01)



                                    September 30, 2003         December 31, 2002
                                    ------------------         -----------------

Working capital (deficit) ..........    $(464,823)                 $(513,704)

Total assets .......................     $294,918                   $254,081

Current liabilities ................    $(533,282)                  $543,723

Total liabilities ..................    $(698,604)                  $709,045

Shareholders' equity (deficit) .....    $(403,686)                 $(454,964)

                                  RISK FACTORS

         AN INVESTMENT IN THE SECURITIES OFFERED HEREBY IS SPECULATIVE IN NATURE AND INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING US AND OUR BUSINESS BEFORE PURCHASING THE SECURITIES OFFERED HEREBY.

                          RISKS RELATED TO OUR BUSINESS

WE HAVE ONLY RECENTLY COMMENCED REVENUE-PRODUCING OPERATIONS AND THE LIMITED INFORMATION AVAILABLE ABOUT US MAKES AN EVALUATION OF US DIFFICULT.

         We have conducted limited operations and we have little operating history that permits you to evaluate our business and our prospects based on prior performance. You must consider your investment in light of the risks, uncertainties, expenses and difficulties that are usually encountered by companies in their early stages of development, particularly those engaged in emerging technologies. There can be no assurance that we will successfully address such risks, and the failure to do so could have a material adverse effect on our business, financial condition and results of operations.

WE HAVE EXPERIENCED HISTORICAL LOSSES AND A SUBSTANTIAL ACCUMULATED DEFICIT. IF WE ARE UNABLE TO REVERSE THIS TREND, WE WILL LIKELY BE FORCED TO CEASE OPERATIONS.

         For the fiscal years ended December 31, 2002 and 2001, we experienced net losses of $(522,785) and $(193,241), respectively. For the nine months ended September 30, 2003 and 2002, we experienced net losses of $(139,402) and $(295,014), respectively. In addition, at September 30, 2003, we had an accumulated deficit of $7,240,818. Our operating results for future periods will include significant expenses, including new product development expenses, potential marketing costs, programming and administrative expenses, and will be subject to numerous uncertainties. As a result, we are unable to predict whether we will achieve profitability in the future, and our auditors have concluded that, absent revenues from operations or alternative financing, there are substantial doubts that we will be able to continue as a going concern.

WE HAVE A WORKING CAPITAL DEFICIT AND SIGNIFICANT CAPITAL REQUIREMENTS. WE WILL CONTINUE TO INCUR LOSSES UNTIL WE ARE ABLE TO GENERATE SUFFICIENT REVENUES TO OFFSET OUR EXPENSES.

         As of September 30, 2003, our current liabilities were approximately $533,282 and our current assets were approximately $68,459. As a result, we had a working capital deficit of approximately $464,823. We immediately require substantial working capital, and our revenues from operations are currently limited and we have received no commitments for funding from any third parties. If we are unable to generate substantial revenues from operations or obtain working capital from external sources, we will be forced to curtail or cease operations in which event investors will lose their investment in our company.

WE CURRENTLY HAVE A SINGLE STRATEGIC BUSINESS PARTNER, AND IF OUR PARTNER IS UNABLE TO SUCCESSFULLY DEVELOP, MANUFACTURE OR MARKET OUR PRODUCTS OR OTHER PRODUCTS INCORPORATING OUR TECHNOLOGY, WE WILL NOT GENERATE SUBSTANTIAL REVENUES AND WE WILL LIKELY CEASE OPERATIONS.

         We have granted an exclusive, worldwide license to Parker-Hannifin Corporation for our air UniVane compressors, hydrogen circulators and related technology. In connection with this license, Parker-Hannifin is responsible for the development of products incorporating the licensed technology.

We are entitled to a royalty fee from Parker-Hannifin Corporation that is based upon its sale of our products and products incorporating our technology. However, Parker-Hannifin may not be successful in marketing these products, in which event we will not receive royalty fees from Parker-Hannifin. While we depend upon Parker-Hannifin for sales of royalty-generating products, we have no control over Parker-Hannifin's technical and manufacturing development or marketing activities, and Parker-Hannifin is only required to use reasonable commercial efforts to market these products. If Parker-Hannifin does not successfully market royalty-generating products under our license agreement, we will not receive royalty fees and we will likely be forced to cease operations. To date, Parker-Hannifin has not sold any products as to which we are entitled to a royalty payment.

OUR EXCLUSIVE RELIANCE ON PARKER-HANNIFIN FOR PRODUCT SALES MEANS THAT WE MAY FOREGO OTHER POTENTIAL SOURCES OF REVENUE PRODUCTION WITHOUT ASSURANCE THAT SALES BY PARKER-HANNIFIN WILL BE SUBSTANTIAL.

         Under our exclusive license agreement with Parker-Hannifin, we are prohibited from selling our UniVane fuel cell compressors and hydrogen circulators to any other party. While Parker-Hannifin has agreed to use commercially reasonable efforts to develop, manufacture or sell our products during the period that the exclusive license agreement is in effect, we will forgo potential sales to third parties without any guaranty that Parker-Hannifin will be successful in its marketing efforts.

WE ARE DEPENDENT ON MARKET ACCEPTANCE FOR FUEL CELL COMPRESSORS AND HYDROGEN CIRCULATORS. IF MARKET ACCEPTANCE DOES NOT OCCUR OR IS SUBSTANTIALLY DELAYED, WE MAY BE FORCED TO CEASE OPERATIONS.

         Stationary fuel cell systems represent a relatively new technology and our success will depend on this technology achieving market acceptance. Fuel cell systems for stationary and mobile applications represent an emerging market. The development of a substantial market for stationary and mobile fuel cell systems may be impacted by many factors, all of which are out of our control, including:

         o  Cost competitiveness of stationary and mobile fuel cell systems;

         o  User acceptance of fuel cell systems;

         o  Cost of hydrogen fuel;

         o  User perception of fuel cell systems' safety; and

         o  Emergence of newer, more competitive technologies and products.

         If a substantial fuel cell systems market develops slower than anticipated or fails to develop, we may not be able to recover the expenses we incurred to develop our fuel cell compressor products. Moreover, our UniVane compressors are based upon and rely solely upon our unique technology. They have not been produced on a commercial basis and have not received substantial compressor product market acceptance for several reasons, including manufacturing cost.

IF THE LICENSE AGREEMENT WITH OUR CHIEF EXECUTIVE OFFICER IS TERMINATED WE WILL BE UNABLE TO USE THE TECHNOLOGY INCORPORATED INTO OUR PRODUCTS AND WE WILL CEASE OPERATIONS.

         The technology in our compressor products is the subject of various patents owned by Dr. Thomas Edwards, our president and chief executive officer. We license the technology from Dr. Edwards under a license agreement entered into in January 2004, which replaced a license agreement entered into in 1992. In the event we fail to make required royalty payments to Dr. Edwards under the license agreement, or if we become bankrupt, the license agreement will terminate and we will no longer be entitled to use the licensed technology. If we lose the right to use the licensed technology, we will likely cease operations, in which event investors will lose their entire investment in DynEco.

WE HAVE NO COMMERCIAL PRODUCT SALES AND ONLY LIMITED SALES OF PROTOTYPES. IF WE CANNOT GENERATE SIGNIFICANT SALES OF OUR PRODUCTS, WE CANNOT FUND OUR OPERATIONS OR ACHIEVE PROFITABILITY, IN WHICH CASE WE WILL BE FORCED TO CEASE OPERATIONS.

         Parker-Hannifin may not be able to manufacture or commercialize our UniVane compressor and hydrogen circulator products in a cost effective manner. Most recently, we have derived revenues principally from consulting fees and research and development contracts. Our compressor and hydrogen circulator product sales have been limited to demonstration and prototype models. We have not made any commercial sales of units that include fuel-processing capabilities. Parker-Hannifin may not be able to produce or commercialize any of our fuel cell compressor products in a cost-effective manner, and, if produced, may be unable to successfully market these products. We expect the production costs of the initial commercial units to be delivered under prototype development contracts to be higher than their sales price and there can be no assurance that higher production levels will occur or that sales prices will ever exceed production costs.

         Parker-Hannifin may not be able to develop manufacturing technologies and processes or expand their manufacturing facilities to the point of being capable of economically or profitably satisfying large commercial orders that may occur. Development and expansion of these technologies and processes require extensive lead times and the commitment of significant financial, engineering and human resources. Parker-Hannifin may choose not to develop the required manufacturing technologies and processes.

IF WE OR OUR ONLY PARTNER ARE UNABLE TO DEVELOP THE NECESSARY TECHNOLOGY TO TIMELY INTRODUCE AND MARKET OUR FUEL CELL INDUSTRY COMPRESSOR PRODUCTS OR OTHER POTENTIAL APPLICATIONS, WE WILL NOT GENERATE SUFFICIENT REVENUES TO FUND OPERATIONS OR ACHIEVE PROFITABILITY.

         Our compressor and hydrogen circulator products and technology development efforts are subject to unanticipated and significant technical and market delays, expenses and technical or other problems, as well as the possible lack of funding to complete this development. Our success will depend upon our compressor and hydrogen circulator products and technologies, or other applications of this technology, that meet acceptable cost and performance criteria, and upon their timely introduction into the marketplace. None of our proposed products and technologies may ever be successfully developed, and even if developed, they may not actually perform as designed or be adopted by others. Failure to develop or significant delays in the development of our products and technology would have a material adverse effect on our ability to sell products based upon our technology and generate sufficient cash for us to achieve profitability.

WE DEPEND ON THE CONTINUED SERVICES OF OUR CHIEF EXECUTIVE OFFICER BUT WE DO NOT HAVE KEY MAN INSURANCE ON HIS LIFE.

         Our future success may depend upon the continued services of Thomas Edwards, Ph.D., as our chief executive officer. The loss of Dr. Edwards' services would be detrimental to us and could have a material adverse effect on our business, financial condition and results of operations. We do not maintain key-man insurance on the life of Dr. Edwards. Our future success is also dependent on our ability to identify, hire, train and retain other qualified managerial and other employees. Competition for these individuals is intense and increasing. We may not be able to attract, assimilate, or retain qualified technical and managerial personnel and our failure to do so could have a material adverse effect on our business, financial condition and results of operations.

                         RISKS RELATED TO THIS OFFERING

WE HAVE BEEN UNSUCCESSFUL IN OUR ATTEMPTS TO RAISE SUFFICIENT CAPITAL TO FUND OUR BUSINESS PLANS. IF WE ARE UNABLE TO DO SO WE WILL LIKELY CEASE OPERATIONS.

         To date, we have funded our operations through limited revenues and debt and equity financing. However, we have been unsuccessful in attracting significant additional private funding for our business. We are dependent upon our receipt of revenues from operations or additional financing to fund our current cash flow deficit and to enable us to develop new products. To date, we have received no commitment for additional funding, and if we are unsuccessful in attracting such funding, we may be required to cease operations.

THIS PROSPECTUS PERMITS SELLING SECURITY HOLDERS TO RESELL THEIR SHARES. IF THEY DO SO, THE MARKET PRICE FOR OUR SHARES MAY FALL.

         This prospectus includes 8,175,000 shares being offered by existing stockholders, including 4,150,000 shares issuable upon the exercise of outstanding warrants and options. To the extent that these shares are sold into the market for our shares, there may be an oversupply of shares and an undersupply of purchasers. If this occurs the market price for our shares may decline significantly and investors may be unable to sell their shares at a profit, or at all.

THERE IS CURRENTLY ONLY A LIMITED TRADING MARKET FOR OUR SHARES AND IF AN ACTIVE TRADING MARKET DOES NOT DEVELOP, INVESTORS IN THIS OFFERING MAY HAVE DIFFICULTY PUBLICLY RESELLING THEIR SHARES.

         There is currently only a limited trading market for our shares and we do not know if an active trading market will develop. An active market will not develop unless other broker-dealers develop interest in trading our shares, and we may be unable to generate interest in our shares among broker-dealers until we generate meaningful revenues and profits from operations. Until that time occurs, if it does at all, purchasers of our shares may have difficulty selling them publicly. In the absence of an active trading market:

         o Investors may have difficulty buying and selling our shares or obtaining market quotations;

         o  Market visibility for our common stock may be limited; and

         o A lack of visibility for our common stock may depress the market price for our shares.

THE SALE OF SHARES ELIGIBLE FOR FUTURE SALE COULD HAVE A DEPRESSIVE EFFECT ON THE MARKET PRICE FOR OUR COMMON STOCK.

         As of the date of this prospectus, there are 32,912,978 shares of our common stock issued and outstanding.

         Of the issued and outstanding shares, approximately 19,230,378 shares of our common stock (3,958,411 of which are owned by our officers, directors and principal stockholders) have been held for in excess of one year and will be available for public resale pursuant to Rule 144 promulgated under the Securities Act commencing 90 days following the date of this prospectus. As of the date of this prospectus, the 8,175,000 shares being offered by selling security holders can be publicly transferred. Unless covered by an effective registration statement, the resale of our shares of common stock owned by officers, directors and affiliates is subject to the volume limitations of Rule
144. In general, Rule 144 permits our shareholders who have beneficially owned restricted shares of common stock for at least one year to sell without registration, within a three-month period, a number of shares not exceeding one percent of the then outstanding shares of common stock. Furthermore, if such shares are held for at least two years by a person not affiliated with us (in general, a person who is not one of our executive officers, directors or principal shareholders during the three month period prior to resale), such restricted shares can be sold without any volume limitation.

         Sales of our common stock under Rule 144 or pursuant to such registration statement may have a depressive effect on the market price for our common stock.

         IT IS NOT POSSIBLE TO FORESEE ALL RISKS WHICH MAY AFFECT US. MOREOVER, WE CANNOT PREDICT WHETHER WE WILL SUCCESSFULLY EFFECTUATE OUR CURRENT BUSINESS PLAN. EACH PROSPECTIVE PURCHASER IS ENCOURAGED TO CAREFULLY ANALYZE THE RISKS AND MERITS OF AN INVESTMENT IN THE SHARES AND SHOULD TAKE INTO CONSIDERATION WHEN MAKING SUCH ANALYSIS, AMONG OTHERS, THE RISK FACTORS DISCUSSED ABOVE.

                                 USE OF PROCEEDS

         We will not receive any proceeds upon the sale of shares by the selling security holders.

                   MARKET FOR COMMON STOCK AND DIVIDEND POLICY

MARKET INFORMATION

         The Company's common stock is traded on the OTC Pink Sheets market under the symbol "DYCO". DynEco common stock began trading publicly in April 1994 on the NASDAQ Small Cap Market following its initial public stock offering. Trading in the Company's common stock was de-listed to the OTC Bulletin Board(R) ("OTCBB") in August 1996. During 2000, due to the Company not becoming a reporting company under the Securities Exchange Act of 1934, as amended, trading in the Company's common stock was referred from the OTCBB to OTC Pink Sheets market. The following table reflects, for the periods indicated, high and low quotations per share of common stock. These Pink Sheet quotations reflect inter-dealer prices, without retail mark-up, mark down or commissions and may not necessarily represent actual transactions.

 Period                                            High             Low
 ------                                            ----             ---

 October 1, 2003 - December 31, 2003               $0.38           $0.13

 July 1, 2003 - September 30, 2003                 $0.30           $0.13

 April 1, 2003 - June 30, 2003                     $0.30           $0.13

 January 1, 2003 - March 31, 2003                  $0.27           $0.11



 October 1, 2002 - December 31, 2002               $0.12           $0.08

 July 1, 2002 - September 30, 2002                 $0.15           $0.10

 April 1, 2002 - June 30, 2003                     $0.16           $0.09

 January 1, 2002 - March 31, 2002                  $0.15           $0.15

         As of the date of this prospectus our common stock was owned of record by approximately 1,078 holders. The last reported sale price for our common stock on the OTC Pink Sheets on February 2, 2004 was $0.20.

DIVIDENDS

         We have never paid cash dividends on our common stock. We intend to keep future earnings, if any, to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Our future payment of dividends will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors.

SEC "PENNY STOCK" RULES

         The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Depending on market fluctuations, our common stock could be considered to be a "penny stock". A penny stock is subject to rules that impose additional sales practice requirements on broker/dealers who sell these securities to persons other than established customers and accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of these securities. In addition he must receive the purchaser's written consent to the transaction prior to the purchase. He must also provide certain written disclosures to the purchaser. Consequently, the "penny stock" rules may restrict the ability of broker/dealers to sell our securities, and may negatively affect the ability of holders of shares of our common stock to resell them.

                           FORWARD-LOOKING STATEMENTS

         This prospectus, including the Management's Discussion and Analysis or Plan of Operation, contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities and Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are subject to risks and uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. You should not unduly rely on these statements.

         Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "project," "contemplate," "will," "would," "should," "could," or "may."

         With respect to any forward-looking statement that includes a statement of its underlying assumptions or bases, we believe such assumptions or bases to be reasonable and have formed them in good faith, assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material depending on the circumstances. When, in any forward-looking statement, we express an expectation or belief as to future results, that expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the stated expectation or belief will result or be achieved or accomplished. All subsequent written and oral forward-looking statements attributable to us, or anyone acting on our behalf, are expressly qualified in their entirety by the cautionary statements. We do not undertake any obligations to publicly release any revisions to any forward-looking statements to reflect events or circumstances after the date of this report or to reflect unanticipated events that may occur.

         Factors that may cause our actual results to differ materially from those described in forward-looking statements include the risks discussed elsewhere in this prospectus under the caption "Risk Factors".

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OR PLAN OF OPERATION

         The following analysis of our consolidated financial condition and results of operations for the years ended December 31, 2002 and 2001 and the nine months ended September 30, 2003 and 2002, should be read in conjunction with the Consolidated Financial Statements and other information presented elsewhere in this prospectus.

GENERAL

         We are engaged primarily in developing and commercializing patented high efficiency low-pressure non-lubricated air compressors and hydrogen circulators, known collectively as UniVane devices, for stationary and automotive fuel cells. We believe these devices also have product applications in addition to fuel cells.

         Our current business strategy is to develop and license our proprietary technology to established third-party manufacturers for the production, sale and improvement of products based upon this technology. During May 2003, we granted an exclusive worldwide patent license agreement to Parker-Hannifin Corporation to develop, manufacture and market our UniVane air compressors and hydrogen circulators for all product applications.

         We have historically incurred losses primarily resulting from expenditures related to the research, development, testing and preliminary marketing of our proprietary technology. We expect that operating losses will continue until such time, if ever, as our future royalty income generates sufficient revenues to fund continuing operations. Under the Parker License Agreement, DynEco is paid $25,000 per month for 12-months primarily to transfer UniVane technology to Parker and to aid in the transition from prototype production to commercial manufacturing. We intend to endeavor to extend and expand our relationship with Parker, but there is no assurance that these or other payments will continue through June 2004.

RESULTS OF OPERATIONS

         Our historical results of operations prior to 2003 are not indicative of our current operations due to a shift in business operations, commencing with the licensing of our UniVane patent rights to the Parker-Hannifin Corporation along with the associated consulting agreement, as well as a $150,000 funding agreement between the Company and the State of Florida's Technology Research and Development Authority.

NINE MONTHS ENDED SEPTEMBER 30, 2003, COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2002

         Our revenues from prototype sales decreased to $1,524 during the first nine months of 2003 as compared to $126,809 in 2002. Product consulting revenues increased to $125,000 during 2003 versus $10,322 in 2002. These changes in revenue composition relate to the Parker-Hannifin licensing and consulting agreement made in 2003. Technology Research and Development Authority funding revenues aggregated $150,000 in 2003. This funding agreement did not exist during the comparable period in 2002.

         Prototype costs fell to $15,664 during 2003 from $133,739 in 2002, as a result of the termination of our prototype sales in 2003.

         Gross margin was $241,783 versus $3,392 during 2003 and 2002, respectively. The increase in gross margin is a result of the change in operations in 2003 as a result of the Parker-Hannifin and Technology Research and Development Authority agreements.

         Operating expenses increased 31.3% to $379,756 in 2003 from $289,225 for 2002. Compensation increased $53,320, primarily as a result of a reallocation of labor that was formerly utilized to produce prototypes for sale. Professional fees included in general and administrative expenses increased $43,979, which is a result of legal costs associated with securing the Parker-Hannifin and Technology Research and Development Authority agreements and the financial statement audit fee incurred in 2003.

         Our net loss decreased $155,612 to $139,402 during 2003 from $295,014 in 2002. The improvement shown in operating results for the first nine months of 2003 are not expected to continue during the remainder of 2003, due primarily to the Technology Research and Development Authority funding ceiling reached in the fourth quarter of 2003.

YEAR ENDED DECEMBER 31, 2002, COMPARED TO YEAR ENDED DECEMBER 31, 2001

         Our revenues from prototype sales increased 87.1% to $123,486 in 2002 from $66,017 in 2001. Product engineering and design consulting revenues decreased 53.0% to $9,397 during 2002 from $20,010 for 2001. These changes in revenue composition are associated with the shift from the product design and engineering phase of the UniVane fuel cell compressor to prototype development and sales.

         Prototype costs rose to $131,215 during 2002 from $84,196 in 2001, a 55.8% increase reflecting the increase in prototype sales.

         Gross margin was $1,668 versus $1,831 during 2002 and 2001, respectively. This negligible gross margin was due to the relatively high cost of producing a small number of fuel cell compressors for customer product testing purposes.

         Operating expenses increased 78.9% to $545,499 in 2002 from $304,914 for 2001. Compensation increased $72,232, primarily as a result of hiring two additional employees in 2002. Insurance included in general and administrative expenses increased $18,620, which is basically all attributed to increasing employee medical premiums. Additionally in 2002, we recognized an impairment loss for non-UniVane patent rights totaling $144,930.

         We recognized a gain on debt extinguishment of $46,244 versus $138,314 in 2002 and 2001, respectively.

         Our net loss increased $329,544 to $522,785 during 2002 from $193,241 in 2001. The increase was essentially the result of the $240,585 increase in operating expenses and the $92,070 change in gain on debt extinguishment.

LIQUIDITY AND CAPITAL RESOURCES

         As of September 30, 2003, our primary source of liquidity was $41,860 of cash and $26,305 of accounts receivable. The working capital deficit was $(464,823). We had total assets of $294,918, of which long-term assets consisted of $148,651 of patent rights and $77,763 of property and equipment. Our liabilities totaling $533,282 included $177,234 of accounts payable, $310,781 of accrued liabilities, and $45,267 of current maturities of long-term debt. Total shareholders' deficit was $(403,686). At September 30, 2003, we had an accumulated deficit of $(7,240,818).

         Net cash used in operating activities was $79,174 for the nine months ended September 30, 2003, and was $298,470 and $162,999 in years 2002 and 2001, respectively. We obtained $122,575 from financing activities for the nine months ended September 30, 2003, and obtained a net $353,916 and $199,933 during years 2002 and 2001, respectively. The cash received from financing activities was primarily due to issuances of our common stock through various private placements.

         As of September 30, 2003, and the date of this prospectus, our sources of external and internal financing are limited. It is not expected that the internal sources of liquidity will improve until net cash is provided by operating activities, and until such time, we will rely upon external sources for liquidity, including additional private placements of our common stock and the exercise of various outstanding stock warrants and stock options, as to which we have no understandings or commitments from anyone.

         Subsequently, during November 2003, we issued 2,000,000 shares of our common stock and 4,000,000 warrants for $232,500, net of $7,500 in offering expenses. Additionally, we issued 2,000,000 shares of common stock to a consulting firm engaged to attract interest in DynEco within the investment community.

         We believe that our cash and anticipated receipt of consulting fees should be sufficient to satisfy our capital requirements for the next 9 to 12 months. However, the $25,000 per month consulting fees we receive from Parker-Hannifin may be discontinued after May 2004, and those fees together with our currently available cash, are insufficient to satisfy our monthly operating costs or anticipated costs associated with new product development. There can be no assurance, however, that we will be able to generate sufficient cash from operations, if any, in future periods beyond this 9 to 12 month period to satisfy our capital requirements. Therefore, we may have to continue to rely on external financing activities to satisfy our capital requirements for the foreseeable future. However, we have no commitments for borrowings or additional sales of equity, and there can be no assurances that we will be successful in consummating any such future financing transactions on terms satisfactory to us, or at all.

SEASONALITY AND INFLATION

         Our business is not seasonal in nature, and management does not believe that our operations have been materially affected by inflationary forces.

                                    BUSINESS

         We develop advanced compressors and pumps based upon unique and patented machine technologies. We are currently and primarily engaged in creating and developing new types of technology, their improvement and demonstration of proprietary dry, oil-less compressor technology for fuel cell applications. This work is conducted through engineering programs funded by developers and producers of fuel cells and investor support. UniVane compressors provide air compression and hydrogen circulator functions which enable fuel cells to operate more efficiently with greater power output thereby serving an important role in the continuing development and adoption of compact, economical fuel cell power systems. DynEco's machines are also being investigated for use as hydrogen circulation pumps for fuel cell-powered buses.

         The development of new technology such as ours, and the commercialization of products incorporating the new technology, requires the devotion of significant capital and time. In order to maximize our limited resources during the continuing development of our technology, we have entered into a strategic alliance with Parker-Hannifin Corporation, a Fortune 500 industrial company that, among other things, designs, develops and distributes a wide range of industrial and consumer products, and generated net sales in 2002 in excess of $6 billion. We have granted an exclusive, worldwide, royalty-generating license to Parker-Hannifin Corporation to develop, manufacture and distribute air compressors and hydrogen circulators that are based upon our technology.

         As a result of the exclusive nature of the license granted to Parker-Hannifin, we are currently dependent upon the success of Parker-Hannifin in completing development of balance-of-plant systems for fuel cell stacks and other products incorporating our air compressors and hydrogen circulators.

THE FUEL CELL POWER SYSTEM

         Fuel cells produce power electrochemically by passing hydrogen-rich gas over an anode and air over a cathode, and introducing an electrolyte in between to enable exchange of electrical charges called ions. The natural propensity of hydrogen in the fuel gas to react with oxygen in the air causes one or the other stream to become charged, or ionized. The flow of the ions through the electrolyte induces an electric current in an external circuit or load. The effectiveness of this process is strongly dependent upon the electrolyte used to create the chemical reactivity needed for ion transport. As a result, fuel cells are categorized by the type of electrolyte it uses. The anode and cathode typically use catalytic materials to enhance reactivity. The action of the electrochemical conversion process results in the production of electricity, heat, and water. No solid waste is produced. The process heat can be applied to useful purposes to further enhance efficiency.

         Fuel cells have significant feedstock flexibility. Any hydrocarbon material can be used, whether gas, liquid, or solid. These materials must, however, undergo "reforming" to free the hydrogen from the carbon bonds. Natural gas, for example, is reformed by subjecting it to steam and high operating temperatures. In order to use coal, biomass, or a range of hydrocarbon wastes, a similar process is applied, called gasification. These more complex fuels require a clean-up step to remove pollutants that could otherwise poison the fuel cell elements.

         Fuel cell systems also require a power conditioner to convert direct current from the fuel cell to the more commonly used alternating current.

         A single fuel cell element typically produces 0.5 to 0.9 volts. By stacking these fuel cell elements together, they build up voltage and power delivery capability in what is known as a 'stack'. Plants can be built to a customer's specific requirements from one to hundreds of kilowatts now, and eventually hundred of megawatts. However, we believe that a very large number of small fuel cells will eventually replace large central power plants. Fuel cells convert a high proportion of the chemical energy in fuel to electricity, making them very efficient. The electrochemical conversion also makes fuel cell efficiency largely insensitive to the size of the unit or the amount of load applied.

         A fuel cell power system generally consists of several major subsystems including:

         o  the electrochemical fuel cell stack that produces the electricity;

         o a hydrogen reformer that produces nearly pure hydrogen from the input hydrocarbon fuel;

         o air and gaseous fuel management, including a compressor and hydrogen circulator, plumbing, heat exchangers and fans;

         o  system and sub-system controls; and

         o  an electrical power interface.

         Everything but the fuel cell stack is also known as the "balance-of-plant." Having no moving parts, fuel cells combine hydrogen and oxygen to produce electrical energy by means of an electrochemical reaction. Unlike batteries, which have a defined duration and require extended periods of recharging, fuel cells provide power as long as they are operational and are adequately provided with hydrogen and oxygen.

         Central to the mass adoption of fuel cell power systems is the ability to produce the system, whether it is for the stationary or mobile market, at a life-cycle cost that is competitive with existing power systems. As such, fuel cell stack manufacturers and system integrators have begun to focus on enabling technologies to improve operating performance and lower system costs, thereby improving the overall efficiency and attractiveness of the system. Important among these priorities is high efficiency/high reliability compressor and pump technology for air and gaseous fuel management; the technology upon which we focus.

THE FUTURE OF FUEL CELLS

         Management believes the current growth in energy requirements will continue and, in future years, electricity will be the most rapidly growing form of energy consumption. The magnitude of this growth will severely strain many existing transmission and distribution systems, precipitating capacity constraints. Upgrading transmission and distribution systems is extremely costly and time consuming.

         Fuel cells are ideally suited to relieve transmission and distribution systems pressures by placing power at or near consumer sites, which is called on-site or distributed generation. Power can be located near a substation to relieve transmission, or at user sites to relieve distribution. Efficiency can be enhanced in on-site applications by using fuel cell process heat to:

         o  heat facilities (combined heat and power);

         o  generate steam for industrial processes (cogeneration); or

         o  generate steam for electricity generation.

         On-site applications include relying solely on on-site power with no grid connection-- stand alone, or using on-site power during periods of peak grid load and providing power back to the grid during off-peak periods. Siting fuel cells is relatively easy with their small footprint, low noise levels, and lack of emissions. The modular nature of fuel cells enables energy suppliers to match capacity with specific load requirements, avoiding the high costs of large new plants and the potential for underutilized capacity. The absence of emissions significantly reduces permitting time, usually a major time requirement in scheduling electricity-generating operations. In addition, shop fabrication on a mass-assembly basis shortens installation time.

DYNECO UNIVANE COMPRESSOR AND HYDROGEN CIRCULATOR

         We control the rights to two proprietary mechanisms - Orbital Vane(R) and UniVane devices. UniVane compressors operate without a lubrication system - the primary requirement for fuel cell compressors and, therefore, the current focal point of DynEco activities. On the other hand, Orbital Vane machines require lubricant systems and, therefore, unlike the UniVane, they are unsuitable for fuel cell applications. Thus, we are focusing current technology development efforts only on our UniVane technology. Further, DynEco no longer renews patent annuity/maintenance fees for Orbital Vane patents; this hastens the transition of these patents to the public domain.

         Positive displacement compressors, no matter what kind, achieve gas compression by confining gases within dynamic chambers formed by close-fitting mechanical parts. The energy efficiency of all such compressors is controlled primarily by two opposing demands: (1) minimum mechanical friction; and (2) optimal internal gas sealing. Thus, a compression volume consisting of tight-fitting dynamic surfaces will yield excellent sealing but induce significant mechanical friction and wear. On the other hand, loose moving parts will decrease wear and friction but result in additional gas leakage. Therefore, to one degree or another, all commercially successful compressors have reached competitive efficiency by satisfactorily balancing adequate internal sealing with tolerable mechanical friction and wear.

         The ideal dynamic sealing surfaces, of course, would be ones that operate in close sealing proximity but do not actually rub against each other. Such conditions would offer excellent gas sealing and essentially no friction or wear. Furthermore, the ideal dynamic exchange of internal mechanical compressor loads should take place across pure rolling elements or fully developed fluid films. We believe these ideals are closely approximated by our patented UniVane devices and are the underlying technical reasons that they appear particularly well suited for many fuel cell applications.

THE COMPRESSOR MARKET OPPORTUNITY FOR DYNECO CORPORATION

          Over the past several years, environmental and economic concerns have led to searches for alternative sources of power for electricity generation and transportation. Fuel cells have emerged as a leading source of power for these applications as they are an inherently cleaner, more efficient and reliable source of power than current generation methods. As previously noted, fuel cells convert hydrogen and oxygen into electricity through an electrochemical process that can be twice as efficient as conventional electrical energy production, and they emit nearly zero emissions while producing heat and water as by-products. Recently, interest in fuel cell technology has accelerated due to increasing environmental concerns and energy reliability awareness. In addition, stationary and automotive fuel cell applications have progressed to the pre-production stage and have received significant attention in the financial and popular press. Because the UniVane compressor exhibits high efficiency and the duty-cycle of fuel cells, especially residential units, is high, this efficiency becomes important to overall fuel cell system efficiency and commercialization economics.

         DISTRIBUTED GENERATION. Interest in distributed generation (e.g.: a small power plant for every home) is being driven by a number of important factors. First, consumers are searching for more reliable, higher quality power that is unavailable from the existing electric grid. Second, increasing demand for electricity often outweighs centralized power generation and transmission resources, and environmental and economic limitations may curtail the ability to build new power plants and transmission lines. Third, natural gas suppliers are receptive to new, non-seasonal, markets for their product. Finally, continuing energy deregulation is presenting new opportunities for distributed generation. Stationary fuel cell power systems may, in certain market applications, also provide a lower capital cost for supplementing and expanding the electrical utility plant, and generally offer more flexibility in distribution strategies.

         TRANSPORTATION. Several compelling forces are moving the automotive industry away from traditional gasoline and diesel powered internal combustion engines. Perhaps the greatest driver is the desire for low and no emission vehicles. For example, the California Air Resources Board recently reaffirmed its directive, which would require at least 10% of the automobiles sold in California to be zero emission by 2003. In addition, recent gasoline price increases have magnified the desire for alternative energy sources and reduced dependency on foreign oil. Certainly the events of September 11, 2001, underscore the importance of weaning America from this dependency and commercialized fuel cells can fill this role. The U.S. Congress is currently considering a proposal to raise the Corporate Average Fuel Economy standards for light trucks and sport utility vehicles. Automotive fuel cell power systems are 2 to 3 times more fuel-efficient than gasoline or diesel powered internal combustion engines. These characteristics make fuel cells a potentially attractive option for future vehicles.

         We believe our UniVane technology is adaptable to both distributed, e.g., stationary power generation, and transportation, e.g., automotive fuel cells. UniVane devices have distinguished themselves in operation at stationary fuel cell conditions and, due to their demonstrated high efficiency, continue to attract additional commercial interest. While we have designed large-capacity UniVane devices that may be suitable for automotive use, none have yet been built and there is no assurance that they will prove appropriate for that application.

LICENSE AGREEMENT WITH DR. THOMAS C. EDWARDS

         On January 1, 2004, we entered into an Exclusive Patent and Know-How License Agreement with Thomas C. Edwards, Ph.D., our president and chief executive officer. Under the license agreement, we have been granted the exclusive, worldwide, royalty-bearing license to use certain patented technology owned by Dr. Edwards, as well as the related technical know-how, for the lives of the respective patents. The patents covered by the license agreement include Dr. Edwards' patents for UniVane technology. We are permitted to sublicense the licensed technology, and have sublicensed the licensed technology to Parker-Hannifin under our exclusive license agreement with Parker-Hannifin.

         Under the license agreement, we are required to pay Dr. Edwards a royalty fee equal to 1% of the sales or lease price of all products sold or leased by us that incorporate the licensed technology. We are also obligated to pay Dr. Edwards a royalty fee equal to 10% of gross royalty fees in excess of $500,000 per calendar year received by us from sublicenses of the licensed technology. To date, no royalty fees are due and owning to Dr. Edwards under the license agreement.

         The January 2004 license agreement replaces and supercedes a license agreement that we entered into with Dr. Edwards on March 9, 1992. Our license to use Dr. Edwards' inventions prior to the January 2004 license agreement was granted under the 1992 license agreement. As consideration to Dr. Edwards' under the 1992 license agreement, we issued Dr. Edwards 2,200,000 shares of our common stock.

LICENSE AGREEMENT WITH PARKER-HANNIFIN CORPORATION

         In May 2003, we entered into an exclusive license agreement with Parker-Hannifin Corporation, a Cleveland, Ohio-based, multinational designer, manufacturer and distributor of numerous industrial and consumer products, with 2002 net sales in excess of $6 billion.

         Under the license agreement, we have granted Parker-Hannifin a sublicense agreement that grants them exclusive world-wide rights to develop, manufacture, sell and use our UniVane air compressors and hydrogen circulators, as well as the technology and patents incorporated in our products, throughout the world. Under the license agreement, we are precluded from manufacturing, using or selling our air compressors and hydrogen circulators to anyone other than Parker-Hannifin, and from developing or licensing our technology air compressor and hydrogen circulator technology to any other party.

         We anticipate that our UniVane air compressors and hydrogen circulators will be sold by Parker-Hannifin both as stand-alone products and as part of other products manufactured and/or distributed by Parker-Hannifin. The license agreement continues in force until the later of the end date of the last to expire patent or the final use of the technology by Parker-Hannifin or its customer(s). Parker-Hannifin has agreed to use reasonable commercial efforts to promote the sale of our air compressors and hydrogen circulators.

         In consideration for the license grant, Parker-Hannifin has agree to pay us a royalty for each air compressor and hydrogen circulator incorporating our UniVane technology and sold by Parker-Hannifin to third parties other than Parker-Hannifin's subsidiaries and affiliates. The royalty is payable quarterly, will be calculated as a percentage of the net selling price of the product sold by Parker-Hannifin, and is based upon attaining the following levels of product sales:

         Annual Number of Products      Percentage of Net Selling Price
         -------------------------      -------------------------------
                 1 - 50                               15%
                51 - 250                              10%
               251 - 10,000                            8%
                10,000 +                               6%

         After the third year of the license agreement, royalties will not be paid on products sold into a country where none of our technology is covered by a valid patent. In the event that royalty fees from Parker-Hannifin are less than $100,000 in any calendar year beginning with the calendar year commencing January 1, 2007, Parker-Hannifin may elect to either (a) pay us the difference between $100,000 and the amount of royalty fees paid for that year, or (b) permit the license granted to it to become non-exclusive.

         No sales of licensed products have been made to date and we cannot predict whether Parker-Hannifin will successfully sell licensed products incorporating our technology.

         We have also entered into a product consulting agreement with Parker-Hannifin to provide consulting services to Parker-Hannifin for developing and improving products covered by the license agreement. The consulting agreement is for an initial term of one year terminating May 31, 2004, subject to automatic month-to-month renewals unless one party provides 90-days notice of termination to the other. We are entitled to consulting fees of $25,000 per month under the agreement. Parker-Hannifin is under no obligation to continue to use our consulting services after May 31, 2004.

         Parker-Hannifin has purchased machine tools and special tooling, and has appointed a specialized engineering and manufacturing team to produce UniVane compressors. Specifically, they have begun, with our participation, the manufacture of some 50 new demonstration units for both air compression and hydrogen circulation.

TECHNOLOGICAL RESEARCH AND DEVELOPMENT AUTHORITY FUNDING AGREEMENT

         Effective November 20, 2002, we entered into a funding agreement with the Technological Research and Development Authority of the State of Florida.

Under the funding agreement, we are entitled to receive a maximum of $150,000 from the Authority to provide partial funding for the development and commercialization of our UniVane compressors and hydrogen circulators. During 2003, we received the entire $150,000 funding commitment under this agreement.

         As consideration for the funding, we are required to pay the Authority a royalty equal to 5% of our revenues from the sale, distribution, lease or other disposal of our UniVane compressors and hydrogen circulators. The royalty is payable until such time as total royalty payments equal $450,000. The agreement is for a term of 10 years.

NEW PRODUCT DEVELOPMENT

         Our present business and technical activities are primarily focused upon aiding Parker-Hannifin in improving UniVane machines and putting them into production in various sizes and capacities. However, in the event Parker is unsuccessful in their efforts to manufacture and sell UniVane devices, we intend to concentrate on the development of new types of systems that would utilize UniVane devices. New product development may include such uses as aquaculture and septic system aeration, food processing and manufacturing.

COMPETITION

         The creation of successful mechanisms - devices that perform with great effectiveness tasks of importance to humans - occurs rarely and tend to have very long periods of usefulness. These mechanical 'idiot savants' include such mechanisms as the ball bearing, the rotary-hook sewing machine mechanism, the automatic machine gun, barbed wire, tumbler locks and the reciprocating piston mechanism (crank/rod/piston/cylinder). The latter mechanism is the heart of every gasoline and Diesel internal combustion engine ever made. All of the mechanisms remain essentially unchanged since they were invented.

         Nonetheless, there are numerous manufacturers of non-lubricated compressors that can deliver air to fuel cells. However, conventional dry compressors have proven, from the standpoint of fuel cell use, to be relatively inefficient, and of limited longevity and reliability. This is the case primarily because the moving parts of conventional oil-less compressors rub against one another (and, again, must do so without a lubrication system) thus invoking significant friction and wear.

         Various types of fans or blowers are used in some fuel cell designs, but because fans cannot develop significant pressure, such fuel cells must be larger and more expensive. Although no assurance can be made, it is our belief that it will remain chronically difficult for conventional devices to compete effectively with the non-contact UniVane fluid-handling machine. Parker-Hannifin engineers and technical personnel independently reached much the same conclusion and that conclusion resulted in their decision to adopt our UniVane technology. Nevertheless, there is no assurance that others will not create a new device that is competitive with or superior to the UniVane mechanism.

EMPLOYEES

         As of the date of this prospectus, we employed four persons on a full-time basis, consisting of our chief executive officer/president and engineer, office manager, facility manager and designer/model maker. We also employ one person on a part-time/as-needed basis as our electronics expert. None of our employees is a party to a collective bargaining agreement and relationships with our employees are believed to be good.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following table includes the names, positions held and ages of our executive officers and directors.

     NAME                        AGE               POSITION
     ----                        ---               --------

Thomas C. Edwards, Ph.D.          60         Chief Executive Officer,
                                             President and Director

George R. Schell                  67         Director

Leonard Sculler                   65         Director

Kevin Hooper                      40         Director

         Thomas C. Edwards, Ph.D., has served as our chief executive officer, president and a director since 1996 He received his Ph.D. in mechanical engineering from Purdue University in 1970 where he specialized in thermo sciences and machine design. Dr. Edwards has received many patents and has published numerous professionally peer-reviewed technical papers in areas related to his expertise. He is the only known living person after whom a thermodynamic cycle is named, the "Edwards Cycle". Processes within this cycle also appear in fuel cell operation.

         George R. Schell has served on our board of directors since 1998. Since September 2002, Mr. Schell has been retired. He received a Bachelor of Science degree in civil engineering in 1958 from Virginia Military Institute and an MBA from the College William and Mary in Williamsburg VA. From February 2002 until August 2002, he served as our acting chief operating officer. From August 1999 until February 2002, he was a private consultant in the areas of and distribution and marketing. Mr. Schell founded Schell Supply Corporation, a Virginia Beach, Virginia-based wholesale plumbing pipe and valve fitting company in 1968, and served as its president until his retirement in August 1999. Mr. Schell continues to conduct special projects on behalf of DynEco on an as-needed basis.

         Leonard Sculler has served on our board of directors since June 2003. Mr. Sculler founded M&R Marking Systems, Inc. in 1960, and served as its chief executive officer until his retirement in May 2001. During his tenure, M&R Marking Systems, a privately held company, grew to become the largest manufacturer of hand-held embossers in the world, and is currently the largest US manufacturer of hand-held marking products, with sales in over 85 countries. Mr. Sculler has served as Chairman of the Board of M&R Marking Systems since 1992.

         Kevin Hooper has served on our board of directors since June 2003. From October 2000 to the present, Mr. Hooper served as a project manager in the United States Air Force at Cape Canaveral Air Force Station. From November 1987 to the present he also serves as managing trustee of The Hooper Partnership, a privately-held owner of commercial real estate and agricultural property headquartered in Cocoa, Florida. From June 1998, until October of 2000, Mr.

Hooper was employed as a mechanical engineer for Lockheed Martin Astronautics at the Cape Canaveral Air Force Station. Mr. Hooper has been a registered professional engineer in the State of Florida since 1994.

         All directors serve for one year and until their successors are elected and qualify. Directors do not presently receive monetary compensation for serving as directors but have received stock and stock options. Officers are appointed by the board of directors, and, subject to employment agreements, their terms of office are at the discretion of the board of directors.

         There are no family relationships between any of our officers or directors.

         We do not as yet have an audit committee, nominating committee or a compensation committee. While we are not currently subject to any regulatory requirement to do so, we intend to organize these committees in the future, depending upon our evaluation of factors including applicable regulatory requirements, company growth and financial resources.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth information relating to all compensation awarded to, earned by or paid by us during each of the three fiscal years ended December 31, 2002 to: (a) our chief executive officer; and (b) each of our executive officers who was awarded, earned or we paid more than $100,000 for the fiscal year ended December 31, 2002:

                                Fiscal                        Other Annual                    LTIP       All Other
 Name and Principal Position     Year     Salary     Bonus    Compensation    Options/(#)    Payouts    Compensation
 ---------------------------    ------------------------------------------------------------------------------------
 Thomas C. Edwards, Ph.D.        2002     $60,000     $-0-        -0-               -0-       $-0-          $-0-
 Chief Executive Officer         2001     $60,000     $-0-        -0-               -0-       $-0-          $-0-
   and President                 2000     $60,000     $-0-        -0-           500,000       $-0-          $-0-

         Effective January 1, 2004, we entered into an employment agreement with Thomas C. Edwards, Ph.D., for his services as our chief executive officer and chief technical officer. The employment agreement is for a term of five years and provides that we pay Dr. Edwards an annual salary of $60,000 for his first year of service under the agreement, $70,000 for the second year, $80,000 for the third year, $90,000 for the fourth year and $100,000 for the final year. Dr. Edwards will be reimbursed for his expenses incurred in connection with his services and we have agreed to pay Dr. Edwards' medical, dental and supplemental insurance in accordance with our policies for such benefits. The employment agreement precludes Dr. Edwards from disclosing our confidential information to any third party and provides that Dr. Edwards will not compete with us during the term of the agreement and for a period of five years thereafter.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

         The following table sets forth information relating to our outstanding equity compensation plans as of December 31, 2002:

                                                                                        Number of Securities Remaining
                           Number of Securities to                                      Available for Future Issuance
                           Be Issued Upon Exercise      Weighted-average Exercise       Under Equity Compensation Plan
                           Of Outstanding Options,      Price of Outstanding Options,   (excluding securities reflected
                           Warrants and Rights          Warrants and Rights                      in column a)
                           -----------------------      -----------------------------   -------------------------------
Equity Compensation
Plans Approved by
Security Holders
   2001 Equity Incentive
   Plan ...................             0                          N/A                            1,000,000

   1993 Corporate Stock
   Option Plan ............       193,333                         $.18                              556,667

   1993 Advisors Stock
   Option Plan ............       220,000                         $.14                              530,000

Equity Compensation
Plans not Approved by
Security Holders ..........     4,370,036                         $.34                                    0
                                ---------                         ----                            ---------

Total .....................     4,783,369                         $.33                            2,086,667

OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth information concerning our grant of options to purchase shares of our common stock during the fiscal year ended December 31, 2002 to each person named in the Summary Compensation table.

                                               Percent of
                              Number of      Total Options/
                              Securities      SARs Granted
                              Underlying      To Employees     Exercise Or
                             Options/SARs      In Fiscal       Base Price
 Name                         Granted (#)         Year           ($/Sh)       Expiration Date
 ----                        ------------    --------------    -----------    ---------------
 Thomas C. Edwards, Ph.D.
 Chief Executive Officer          -0-               0%              N/A               N/A

2001 EQUITY INCENTIVE PLAN

         In October 2001, our board of directors authorized and approved the 2001 Equity Incentive Plan. The plan was approved and ratified by our shareholders on October 25, 2001. Under the 2001 Equity Incentive Plan, we have reserved a total of 1,000,000 shares of our common stock for issuance upon exercise of incentive and non-qualified stock options, stock bonuses and rights to purchase awarded from time-to-time, to our officers, directors, employees and consultants.

         The 2001 Equity Incentive Plan is currently administered by our board of directors. Under the plan, the board determines which of our employees, officers, directors and consultants are to be granted awards, as well as the material terms if each award, including whether options are to be incentive stock options or non-qualified stock options.

         Subject to the provisions of the plan, and the Internal Revenue Code with respect to incentive stock options, the board determines who shall receive awards, the number of shares of common stock that may be purchased under the awards, the time and manner of exercise of options and exercise prices. At its discretion, the board also determines the form of consideration to be received upon exercise and may permit the exercise price of options granted under the plan to be paid in whole or in part with previously acquired shares and/or the surrender of options. The term of options granted under the stock option plan may not exceed ten years, or five years for an incentive stock option granted to an optionee owning more than 10% of our voting stock. The exercise price for incentive stock options may not be less than 100% of the fair market value of our common stock at the time the option is granted. However, incentive stock options granted to a 10% holder of our voting stock may not be exercisable at less than 110% of the fair market value of our common stock on the date of the grant. The exercise price for non-qualified options will be set by the board, in its discretion, but in no event shall the exercise price be less than 85% of the fair market value of our common stock on the date of grant.

         Absent registration under the Securities Act of 1933, as amended, or the availability of an applicable exemption therefrom, shares of common stock issued upon the exercise of options or as restricted stock awards will be subject to restrictions on sale or transfer. As of the date of this prospectus, no options to purchase shares have been granted or are outstanding under the 2001 Equity Incentive Plan.

1993 CORPORATE STOCK OPTION PLAN

         In May 1993, our board of directors authorized and approved the 1993 Corporate Stock Option Plan. The plan was approved and ratified by our shareholders on March 31, 1994. Under the 1993 Corporate Stock Option Plan, we have reserved a total of 750,000 shares of our common stock for issuance upon exercise of stock options granted, from time-to-time, to our officers, directors, and employees.

         The Corporate Stock Option Plan is currently administered by our board of directors. Under the plan, the board determines which of our employees, officers and directors are to be granted options. The committee or board determines whether options are to be incentive stock options or non-qualified stock options.

         Subject to the provisions of the plan, and the Internal Revenue Code with respect to incentive stock options, the board determines who shall receive options, the number of shares of common stock that may be purchased under the options, the time and manner of exercise of options and exercise prices. At its discretion, the board also determines the form of consideration to be received and may permit the exercise price of options granted under the plan to be paid in whole or in part with previously acquired shares and/or the surrender of options. The term of options granted under the stock option plan may not exceed ten years, or five years for an incentive stock option granted to an optionee owning more than 10% of our voting stock. The exercise price for incentive stock options may not be less than 100% of the fair market value of our common stock at the time the option is granted. However, incentive stock options granted to a 10% holder of our voting stock may not be exercisable at less than 110% of the fair market value of our common stock on the date of the grant. The exercise price for non-qualified options will be set by the board, in its discretion, but in no event shall the exercise price be less than 85% of the fair market value of our common stock on the date of grant.

         Absent registration under the Securities Act of 1933, as amended, or the availability of an applicable exemption therefrom, shares of common stock issued upon the exercise of options will be subject to restrictions on sale or transfer. As of the date of this prospectus, options to purchase 143,333 shares had been granted and are outstanding under the 1993 Corporate Stock Option Plan. No incentive stock option may be granted under the plan after April 30, 2003.

1993 ADVISORS STOCK OPTION PLAN

         In May1993, our board of directors authorized and approved the 1993 Advisors Stock Option Plan. The plan was approved and ratified by our shareholders on March 31, 1994. Under the 1993 Advisors Stock Option Plan, we have reserved a total of 750,000 shares of our common stock for issuance upon exercise of stock options granted, from time-to-time, to our advisors and consultants.

         The Advisors Stock Option Plan is currently administered by our board of directors. Under the plan, the board determines which of our consultants and/or advisors are to be granted options. Options granted under the plan are non-qualified stock options. Subject to the provisions of the plan, the board determines the number of shares of common stock that may be purchased under the options, the time and manner of exercise of options and exercise prices. At its discretion, the board also determines the form of consideration to be received and may permit the exercise price of options granted under the plan to be paid in whole or in part with previously acquired shares and/or the surrender of options. The exercise price for options granted under the plan are set by the board, at its discretion, but in no event may the exercise price be less than 85% of the fair market value of our common stock on the date of grant.

         Absent registration under the Securities Act of 1933, as amended, or the availability of an applicable exemption therefrom, shares of common stock issued upon the exercise of options are subject to restrictions on sale or transfer. As of the date of this prospectus, options to purchase 200,000 shares had been granted and are outstanding under the 1993 Advisors Stock Option Plan.

OPTION EXERCISES AND HOLDINGS

         The following table contains information with respect to the exercise of options to purchase shares of common stock during the fiscal year ended December 31, 2002 to each person named in the Summary Compensation Table.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-ENDOPTION/SAR VALUES

                                                    Number of
                                                   Securities       Value of
                                                   Underlying      Unexercised
                             Shares                Unexercised     In-The-Money
                            Acquired              Options/SARs     Options/SARs
                               On        Value    At FY-End (#)    At FY-End ($)
                            Exercise   Realized   Exercisable/     Exercisable/
       Name                    (#)       ($)      Unexercisable    Unexercisable
 -------------------------------------------------------------------------------
 Thomas C. Edwards, Ph.D.
 Chief Executive Officer       -0-       $-0-      2,017,384/0         $0/$0

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

         Section 302A.521, subdivision 2, of the Minnesota Statutes requires DynEco to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to DynEco, against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions if such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties or fines; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person's performance in the official capacity of director or, for a person not a director, in the official capacity of officer, board committee member or employee, reasonably believed that the conduct was in the best interests of DynEco, or, in the case of performance by a director, officer or employee of DynEco involving service as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of DynEco. In addition, Section 302A.521, subdivision 3, requires payment by DynEco, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances. A decision as to required indemnification is made by a disinterested majority of the board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the board, by special legal counsel, by the shareholders, or by a court.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                              CERTAIN TRANSACTIONS

         Effective January 1, 2004, we entered into an Exclusive Patent and Know-How License Agreement with Thomas C. Edwards, Ph.D., our president and chief executive officer. The license agreement is more fully described elsewhere in this prospectus. The license agreement superceded and replaced the 2002 license agreement with Dr. Edwards. During each of the two years ended December 31, 2002, we neither accrued nor made any payments to Dr. Edwards under either of the license agreements.

         On December 11, 2003, we issued 200,000 shares of common stock to each of Kevin S. Hooper and Leonard Sculler, as consideration for their services as directors, valued at the contemporaneous cash sales price of $.12 per share.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth information known to us as of the date of this prospectus relating to the beneficial ownership of shares of our common stock by:

         o each person who is known by us to be the beneficial owner of more than five percent of our outstanding common stock;

         o  each director;

         o  each executive officer; and

         o  all executive officers and directors as a group.

         Unless otherwise indicated, the address of each beneficial owner in the table set forth below is care of DynEco Corporation, 564 International Place, Rockledge, Florida 32955.

         We believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock shown as being owned by them.

         Under securities laws, a person is considered to be the beneficial owner of securities owned by him (or certain persons whose ownership is attributed to him) and that can be acquired by him within 60 days from the date of this Report, including upon the exercise of options, warrants or convertible securities. We determine a beneficial owner's percentage ownership by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person, and which are exercisable within 60 days of the date of this prospectus, have been exercised or converted.

         The table is based on 32,912,978 shares currently outstanding. Except as otherwise required by SEC rules relating to beneficial ownership, the table does not give effect to the issuance of up to:

         o  4,813,169 shares upon exercise of options that have been granted; or

         o  16,185,120 shares in the event of exercise of outstanding warrants.

   Name and Address of                       Amount                  Percent
    Beneficial Owner                  Beneficial Ownership           of Class
    ----------------                  --------------------           --------

Thomas C. Edwards .................   6,091,841 shares (1)             17.2%
George R. Schell ..................     921,130 shares (2)              2.8%
Leonard Sculler ...................     220,000 shares                   *
Kevin Hooper ......................     229,000 shares                   *
Officers and Directors
 as a group (4 persons) ...........   7,461,971 shares                 21.1%

MBN Consulting, LLC ...............   2,000,000 shares (3)              6.1%
3151 Clint Moore Road, #204
Boca Raton, FL 33431

Richard F. Galbraith ..............   2,908,832 shares (4)              8.6%
5313 320th Street
Cushing, MN 56443

Centaurus Capital Corp. ...........   6,000,000 shares (5)             16.3%
27 Reid Street
P.O. Box HM 3051
Hamilton, HM NX, Burmuda
________________________

 *  Less than 1%.

(1) Includes shares owned by the spouse of Dr. Edwards. Consists of (a) 3,907,447 shares of common stock, (b) 2,017,834 shares issuable upon exercise of currently exercisable options and (c) 166,650 shares issuable upon exercise of currently exercisable warrants.

(2) Consists of (a) 721,130 shares of common stock and (b) 200,000 shares issuable upon exercise of currently exercisable options.

(3) Does not include 106,000 shares of common stock or 100,000 shares issuable upon exercise of outstanding warrants owned by Steven Sanders, the managing member and a beneficial owner of MBN Consulting, LLC.

(4) Includes shares owned by the spouse of Mr. Galbraith.

(5) Consists of (a) 2,000,000 shares of common stock and (b) 4,000,000 shares issuable upon exercise of currently exercisable warrants.

                            DESCRIPTION OF SECURITIES
GENERAL

         The following description of our capital stock and provisions of our Articles of Incorporation is a summary thereof and is qualified by reference to our Articles of Incorporation, copies of which may be obtained upon request. Our authorized capital consists of 80,000,000 shares of common stock, par value $.01 per share, and 20,000,000 shares of preferred stock, par value $.01 per share. As of the date of this prospectus, 32,912,978 shares of common stock and no shares of preferred stock were issued and outstanding.

COMMON STOCK

         Holders of shares of common stock are entitled to share, on a ratable basis, such dividends as may be declared by the board of directors out of funds, legally available therefore. Upon our liquidation, dissolution or winding up, after payment to creditors, our assets will be divided pro rata on a per share basis among the holders of our common stock.

         Each share of common stock entitles the holders thereof to one vote. Holders of common stock do not have cumulative voting rights which means that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares will not be able to elect any directors. Our By-Laws require that only a majority of our issued and outstanding shares need be represented to constitute a quorum and to transact business at a stockholders' meeting. Our common stock has no preemptive, subscription or conversion rights and is not redeemable by us.

PREFERRED STOCK

         We are authorized to issue 20,000,000 shares of preferred stock, par value $.01 per share, having such designations, rights, preferences, powers and limitations as may be determined by the board of directors at the time of designation. No preferred stock has yet been designated or issued.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is Computershare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, CO 80401. Our transfer agent may be reached by telephone at 303-262-0600.

                            SELLING SECURITY HOLDERS

BACKGROUND OF THE TRANSACTIONS

         This prospectus covers the resale of 8,17,000 shares of our common stock issued or issuable in connection with the following transactions:

         On November 18, 2003, we completed the sale and issuance of 2,000,000 shares of our common stock and warrants to purchase 4,000,000 additional shares of common stock to one off-shore investor, for a purchase price of $ 232,500 net of $7,500 in offering expenses. In connection with this offering, we agreed to register the resale of the shares of common stock purchased by the investor, as well as the shares issuable upon exercise of the warrants.

         On November 10, 2003, we entered into a three-year consulting agreement with MBN Consulting, LLC. Under the agreement, MBN has agreed to (a) provide us with exposure to the retail brokerage community, (b) coordinate meetings with domestic and international high net worth investors, institutional investors and money managers and (c) otherwise provide advisory services relating to corporate development, mergers and acquisitions, corporate finance, and equity and debt financing transactions. For its services, MBN is entitled to a monthly fee of $3,000, for a period of 36 months commencing in the month following our receipt of at least $1,000,000 in funding. MBN also received 2,000,000 shares of our common stock at the inception of the agreement, and is entitled to compensation relating to financing transactions consummated by us as a result of MBN's services. MBN also has the right to designate one member to our board of directors, but has not yet exercised that right.

         On August 1, 2001, we entered into an agreement with Mark Vieno to perform certain legal services for us, in consideration for which we agreed to issue Mr. Vieno shares of our common stock having a value of $10,000. Our obligation to issue the shares was carried on our books as common stock issuable; however, the shares were never issued. On February 5, 2004, we agreed with Mr. Vieno to convert the 100,000 shares of common stock issuable into a five-year option, terminating August 1, 2006 and exercisable at $.10 per share, to purchase 100,000 shares of our common stock. We agreed with Mr. Vieno to register the shares issuable upon exercise of the options.

         On December 11, 2003, we issued 25,000 shares of our common stock and 50,000 warrants exercisable at $0.18 per share to our counsel, Schneider Weinberger LLP or persons related to it, as partial consideration for legal services rendered to us, and we agreed to register the resale of those shares, including the shares issuable upon exercise of the warrants, by the firm or its related parties.

         The foregoing transactions were completed under the exemption from the registration requirements of the Securities Act of 1933, including those afforded by Section 4(2) of that Act, and the rules and regulations promulgated under that Section.

SELLING SECURITY HOLDERS

         The following table sets forth:

         o  the name of each selling security holder;

         o the number or shares of common stock beneficially owned by each selling security holder as of the date of this prospectus, giving effect to the exercise of the selling security holders' warrants;

         o  the number of shares being offered by each selling security holder;
            and

         o the number of shares to be owned by each selling security holder following completion of this offering.

         Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days through the conversion or exercise of options, warrants, promissory notes and any other security or other right. The information as to the number of shares of our common stock owned by each selling security holder is based upon our records and information provided by our transfer agent.

         We may amend or supplement this prospectus from time to time to update the disclosure set forth in the table. Because the selling security holders identified in the table may sell some or all of the shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares available for resale hereby that will be held by the selling security holders upon termination of the offering made hereby. We have therefore assumed, for the purposes of the following table, that the selling security holders will sell all of the shares owned by them that are being offered hereby, but will not sell any other shares of our common stock that they presently own.

         The shares of common stock being offered have been registered to permit public sales and the selling security holders may offer all or part of the shares for resale from time to time. All expenses of the registration of the common stock on behalf of the selling security holder are being borne by us. We will receive none of the proceeds of this offering.

                                    Shares Owned
                                    Beneficially        Shares Available        Shares         Percent of
                                    Prior to this          Pursuant to        Owned After         Class
Selling Security Holder             Offering             this Prospectus       Offering       After Offering
------------------------------------------------------------------------------------------------------------
Centaurus Capital Corp. (1)           6,000,000             6,000,000             -0-               -0-
MBN Consulting, LLC (2)               2,000,000             2,000,000             -0-               -0-
Susan Schneider (3)                      34,250                34,250             -0-                *
Steven I. Weinberger (3)                 34,250                34,250             -0-                *
Sydney Monda (4)                          6,500                 6,500             -0-                *
Mark Vieno                              100,000               100,000             -0-               -0-
                                      ---------             ---------             ---               ---
TOTAL                                 8,175,000             8,175,000
                                      =========             =========

_________

 *  Less than 1%.

(1) Consists of 2,000,000 shares of common stock and 4,000,000 shares issuable upon exercise of currently exercisable warrants. The address of the selling security holder is 27 Reid Street, P. O. Box HM 3051, Hamilton, HM NX, Bermuda. David Scott, the director of the selling security holder, makes decisions as to the voting and disposition of the securities.

(2) Does not include (a) 106,000 shares of common stock or 100,000 shares issuable upon exercise of outstanding warrants owned by Steven Sanders, the managing member and a beneficial owner of MBN Consultants, LLC The address of the selling security holder is 3151 Clint Moore Road, #204, Boca Raton, FL 33431. Steven Saunders makes decisions as to the voting and disposition of the securities of MBN Consultants, LLC covered by this prospectus.

(3) Consists of 11,750 shares of common stock and 22,500 shares issuable upon exercise of currently exercisable warrants. The address of the selling security holder is 2499 Glades Road, Boca Raton, FL 33431. The selling security holder is a related party of our counsel, Schneider Weinberger LLP. Each selling security holder makes its own decisions as to the voting and disposition of the securities.

(4) Consists of 1,500 shares of common stock and 5,000 shares issuable upon exercise of currently exercisable warrants. The address of the selling security holder is 2499 Glades Road, Boca Raton, FL 33431. The selling security holder is a related party of our counsel, Schneider Weinberger LLP. The selling security holder makes its own decisions as to the voting and disposition of the securities.

                              PLAN OF DISTRIBUTION

         The selling security holders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o  privately negotiated transactions;

         o  settlement of short sales;

         o broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

         o  a combination of any such methods of sale; and

         o  any other method permitted pursuant to applicable law.

         The selling security holders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus. Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Broker-dealers may agree to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for us or a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter markets or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of such shares, commissions as described above.

         The selling security holders may, from time to time, pledge or grant a security interest in some or all of the shares or common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424 (b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling security holders to include the pledgee, transferee or other successors-in-interest as selling security holders under this prospectus.

         The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

         The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. The selling security holders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

         We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

                         SHARES ELIGIBLE FOR FUTURE SALE

         As of the date of this prospectus, we had 32,912,978 shares of common stock issued and outstanding, 19,230,378 of which have been held for one year and will be available for resale under Rule 144 commencing 90 days following the date of this prospectus, and 4,025,000 of which are freely transferable pursuant to this prospectus. The resale of an additional 4,150,000 shares issuable upon exercise of outstanding warrants and options is also covered by this prospectus. Not included in the foregoing are 4,713,369 shares issuable upon exercise of other options that have been granted and 12,135,120 shares issuable on exercise of other outstanding warrants. They may be resold by their holders as long as they are covered by a current registration statement or under an available exemption from registration.

         We also have 2,256,000 shares of common stock currently outstanding (including 873,500 shares held by officers and directors) that are restricted securities, have not been held for one year and are not covered by an effective registration statement. These restricted shares will become eligible for sale under Rule 144 at various times provided that they have been held for at least one year. In general, Rule 144 permits a shareholder who has owned restricted shares for at least one year, to sell without registration, within a three month period, up to one percent of our then outstanding common stock. We must be current in our reporting obligations in order for a shareholder to sell shares under Rule 144. In addition, shareholders other than our officers, directors or 5% or greater shareholders who have owned their shares for at least two years may sell them without volume limitation or the need for our reports to be current.

         We cannot predict the effect, if any, that market sales of common stock or the availability of these shares for sale will have on the market price of the shares from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market could adversely affect market prices for the common stock and could damage our ability to raise capital through the sale of our equity securities.

                                  LEGAL MATTERS

         The validity of the securities offered by this prospectus will be passed upon for us by Schneider Weinberger LLP, 2499 Glades Road, Suite 108, Boca Raton, FL 33431. Schneider Weinberger LLP or its related parties own 75,000 shares of our common stock, including 50,000 shares issuable upon exercise of outstanding warrants, the resale of which is covered by this prospectus.

                                     EXPERTS

         The consolidated financial statements of DynEco Corporation as of December 31, 2002 and for each of the two years then ended appearing in this prospectus and registration statement have been audited by Salberg & Company, PA, independent auditors, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance upon this report given on the authority of such firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

         We have filed with the SEC the registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement, and these statements are qualified in their entirety by reference to the contract or document.

         The registration statement, including all exhibits, may be inspected without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549. Copies of these materials may also be obtained from the SEC's Public Reference at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, upon the payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

         The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval system. Following the effective date of the registration statement relating to this prospectus, we will become subject to the reporting requirements of the Exchange Act and in accordance with these requirements, will file annual, quarterly and special reports, and other information with the SEC. The Internet web site for the SEC is www.sec.gov.

                               DYNECO CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 2003 AND 2002 (UNAUDITED)


   Consolidated Balance Sheet ...............................................F-2


   Consolidated Statements of Operations ....................................F-3


   Consolidated Statements of Cash Flows ....................................F-4


   Selected Information ..............................................F-5 to F-7



FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001


   Independent Auditors' Report .............................................F-8


   Consolidated Balance Sheets ..............................................F-9


   Consolidated Statements of Operations ...................................F-10


   Consolidated Statement of Changes in Shareholders' Equity (Deficit) .....F-11


   Consolidated Statements of Cash Flows ...................................F-12


   Notes to Consolidated Financial Statements ......................F-13 to F-24

                               DYNECO CORPORATION

                           CONSOLIDATED BALANCE SHEET

                            AS OF SEPTEMBER 30, 2003
                                   (UNAUDITED)

                                                                   SEPTEMBER 30,
                                                                       2003
                                                                   -------------
                                     ASSETS
Current asset:
    Cash ......................................................     $    41,860
    Accounts Receivable .......................................          26,305
    Other Current Assets ......................................             294
                                                                    -----------

         Total current assets .................................          68,459

Patent rights, net ............................................         148,651
Property and equipment, net ...................................          77,763
Other assets ..................................................              45
                                                                    -----------

         Total assets .........................................     $   294,918
                                                                    ===========

                 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities:
    Accounts payable ..........................................     $   177,234
    Accrued compensation ......................................         284,607
    Accrued interest ..........................................          26,174
    Current maturity of notes payable - shareholders ..........          35,486
    Current maturity of capital lease obligations .............           9,781
                                                                    -----------

      Total current liabilities ...............................         533,282

Notes payable - shareholders ..................................         124,656
Capital lease obligations .....................................          40,666
                                                                    -----------

         Total liabilities ....................................         698,604
                                                                    -----------

Commitments and contingencies .................................               -

Shareholders' equity (deficit):
    Common stock, $.01 par value;
      28,487,978 shares issued and outstanding ................         284,880
    Common stock issuable .....................................           1,000
    Paid-in capital ...........................................       6,551,252
    Accumulated deficit .......................................      (7,240,818)
                                                                    -----------

         Total shareholders' equity (deficit) .................        (403,686)
                                                                    -----------

         Total liabilities and shareholders'
           equity (deficit) ...................................     $   294,918
                                                                    ===========

            The accompanying selected information is an integral part
                          of the financial statements.

                                             DYNECO CORPORATION

                                    CONSOLIDATED STATEMENTS OF OPERATIONS

                       FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002
                                                 (UNAUDITED)

                                            THREE MONTHS ENDED                     NINE MONTHS ENDED
                                                SEPTEMBER 30,                         SEPTEMBER 30,
                                      -------------------------------       -------------------------------
                                          2003               2002                2003              2002
                                      ------------       ------------       ------------       ------------
Revenues .......................      $    141,939       $     53,423       $    257,447       $    137,131
Cost of revenues ...............            15,664             50,446             15,664            133,739
                                      ------------       ------------       ------------       ------------

         Gross Margin ..........           126,275              2,977            241,783              3,392

Operating expenses:
  Compensation .................            39,200             28,014            157,767            104,447
  General and administrative ...            91,364             58,604            221,989            184,778
                                      ------------       ------------       ------------       ------------

    Total operating expenses ...           130,564             86,618            379,756            289,225
                                      ------------       ------------       ------------       ------------

    Loss from operations .......            (4,289)           (83,641)          (137,973)          (285,833)

Other income (expenses):
  Gain on debt settlement ......                 -             12,821              7,800             12,821
  Interest income ..............                 5                 33                 18                152
  Interest expense .............            (3,014)            (6,256)            (9,247)           (22,154)
                                      ------------       ------------       ------------       ------------
    Total other income (expense)            (3,009)             6,598             (1,429)            (9,181)
                                      ------------       ------------       ------------       ------------

    Net loss ...................      $     (7,298)      $    (77,043)      $   (139,402)      $   (295,014)
                                      ============       ============       ============       ============


Basic and diluted net loss
  per share ....................      $          -       $          -       $          -       $       (.01)
                                      ============       ============       ============       ============

Weighted average number of
    common shares outstanding ..        28,487,978         25,470,555         27,927,575         23,812,532
                                      ============       ============       ============       ============


                          The accompanying selected information is an integral part
                                        of the financial statements.

                                                    F-3

                               DYNECO CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002
                                   (UNAUDITED)

                                                             2003        2002
                                                          ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss ...........................................  $(139,402)  $(295,014)
    Adjustments to reconcile net loss to
      net cash used in operating activities:
           Depreciation and amortization ...............     23,130      38,880
           Common stock issued for services ............     42,000           -
           Gain on debt settlement .....................     (7,800)    (12,821)
        (Increase) decrease in current assets:
           Accounts receivable .........................    (22,805)    (52,523)
           Inventory ...................................      1,500           -
           Other current assets ........................        739     (10,148)
        Increase (decrease) in current liabilities:
           Accounts payable ............................     26,760       9,290
           Accrued expenses ............................     (3,296)     52,066
                                                          ---------   ---------
           Net cash used in operating activities .......    (79,174)   (270,270)
                                                          ---------   ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Increase in patent rights ..........................    (18,257)    (26,255)
    Purchase of property and equipment .................     (7,616)     (5,298)
    (Increase) decrease in other assets ................        346         276
                                                          ---------   ---------
           Net cash used in investing activities .......    (25,527)    (31,277)
                                                          ---------   ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Repayment of long-term debt ........................     (2,037)          -
    Repayment of capital lease obligation ..............    (16,868)    (18,769)
    Issuance of common stock ...........................    141,480     324,600
                                                          ---------   ---------
           Net cash provided by financing activities ...    122,575     305,831
                                                          ---------   ---------

Net increase (decrease) in cash ........................     17,874       4,284
Cash - beginning of period .............................     23,986       3,285
                                                          ---------   ---------

Cash - end of period ...................................  $  41,860   $   7,569
                                                          =========   =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

    Cash paid during the period for interest ...........  $  12,147   $   7,154
                                                          =========   =========

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

    During 2003, the Company issued 60,000 shares of common stock valued at $7,200 and 120,000 warrants in settlement of $15,000 of accounts payable, resulting in a $7,800 gain on debt settlement. Additionally, the Company issued 350,000 shares of common stock valued at $42,000 for services rendered.

    During 2002, the Company refinanced $127,179 of accounts payable through the issuance of $127,179 of notes payable. Additionally, the Company issued 1,103,240 shares of common stock valued at $100,000 in settlement of $100,000 of notes payable and issued 270,000 shares of common stock valued at $32,400 in settlement of accounts payable.

            The accompanying selected information is an integral part
                          of the financial statements.

                               DYNECO CORPORATION

                              SELECTED INFORMATION

        FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002
                                  (UNAUDITED)


NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Nature of Organization:

            DynEco Corporation ("DynEco" or the "Company") is engaged primarily in developing and commercializing patented air and hydrogen compressors, known collectively as UniVanetm devices, for stationary and automotive fuel cells. During 2003 and 2002, the Company's wholly-owned subsidiary, DynEco International Inc. was inactive.

         Basis of Presentation:

            The accompanying unaudited consolidated balance sheets as of September 30, 2003 and 2002, and the unaudited consolidated statements of operations and cash flows for the three and nine month periods ended September 30, 2003 and 2002, include the accounts of DynEco Corporation and its wholly-owned subsidiary, DynEco International, Inc. All references to "the Company" in these financial statements relate to the consolidated entity. All significant intercompany accounts and transactions are eliminated in consolidation.

            These financial statements reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of the Company's financial position, the results of operations and its cash flows for the three and nine months ended September 30, 2003 and 2002. The results for the period ended September 30, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003. This report should be read in conjunction with the Financial Statements and Notes contained in the Company's Annual Report for the year ended December 31, 2002.

         Basic and Diluted Net Income (Loss) Per Share:

            Basic EPS is computed as net income (loss) available to common shareholders divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock warrants and options. As the Company's stock warrants and options are antidilutive for the periods presented, basic and diluted EPS are the same.

         Use of Estimates:

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions about the future outcome of current transactions which may affect the reporting and disclosure of these transactions. Accordingly, actual results could differ from those estimates used in the preparation of these financial statements.

NOTE 2:  CONTINUED EXISTENCE AND MANAGEMENT'S PLAN

         During the nine months ended September 30, 2003 and calendar year 2002, the Company incurred aggregate net losses of $662,187 and used, in aggregate, $377,644 of cash in its operations resulting in a working capital deficit of $(464,823) and an accumulated deficit totaling $(7,240,818) at September 30, 2003. Additionally, the Company was in default of the repayment terms on notes payable aggregating $35,000 at September 30, 2003.

                               DYNECO CORPORATION

                              SELECTED INFORMATION

         FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002
                                   (UNAUDITED)

NOTE 2:  CONTINUED EXISTENCE AND MANAGEMENT'S PLAN (CONTINUED)

         Because the Company's developmental contracts generate insufficient operating capital and given these financial results along with the Company's expected cash requirements in the remainder of 2003 and 2004, additional capital investment will be necessary to develop and sustain the Company's operations.

         Through September 30, 2003, the Company has raised an additional $141,480, net of offering costs of $9,720, in operating funds through private placements of 1,260,000 shares of common stock, and issued 60,000 shares of its common stock to settle $15,000 of accounts payable. Additionally, the Company received approximately $131,000 of funding pursuant to a Technological Research and Development Authority Funding Agreement and $125,000 of consulting fees in accordance with the Parker-Hannifin Exclusive Worldwide License Agreement and Consulting Agreement. Subsequently in November 2003, the Company raised an additional $240,000 through issuance of 2,000,000 shares of common stock (Note 4). Additionally, the Company plans to initiate a public registration of 8,025,000 shares of its common stock in December 2003 in the effort to raise additional capital through the exercise of the outstanding common stock options and warrants.

         Management believes that its plans will allow for adequate funding of the Company's cash requirements through December 31, 2004, although no assurance regarding this belief nor the success of these efforts can be provided at this time.

         In the event that management's plans as described above are not successful, the Company may be required to delay or curtail its fuel cell compressor development and commercialization programs or be forced to further reduce its present operations. The financial statements do not contain any adjustments which might be necessary if the Company is unable to continue as a going concern.

NOTE 3:  COMMON STOCK

         The Company has authorized 20,000,000 shares of $.01 preferred stock and 80,000,000 shares of $.01 par value common stock. At September 30, 2003, there were no shares of preferred stock issued or outstanding.

         2003 Issuances of Common Stock:

            During the period from January 2003 to September 2003, the Company issued 1,260,000 shares of common stock and 2,520,000 Class J warrants for $141,480 of cash, net of offering costs of $9,720, issued 60,000 shares of common stock and 120,000 Class J warrants in settlement of $15,000 of accounts payable, issued 240,000 shares of common stock and 480,000 class J warrants in settlement of common stock issuable, and issued 350,000 shares of common stock in payment for services rendered valued at the contemporaneous cash sales price of $.12 per share.

                               DYNECO CORPORATION

                              SELECTED INFORMATION

         FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002
                                   (UNAUDITED)

NOTE 4:  SUBSEQUENT EVENTS

         Common Stock Issuable:

            At September 30, 2003, the Company was obligated to issue an aggregate of 100,000 shares of its common stock valued at $10,000 in exchange for 2001 legal services incurred in connection with a private placement of common stock.

         November 2003 Issuances of Common Stock:

            During November 2003, the Company issued 2,000,000 shares of common stock and 4,000,000 Class J warrants for $240,000 of cash.

            Additionally, the Company issued 2,000,000 shares of its common stock to a consulting firm in an attempt to generate awareness of the Company, under a 36 month consulting agreement.

                          Independent Auditors' Report


To the Shareholders and Board of Directors of:
     DynEco Corporation:


We have audited the accompanying consolidated balance sheets of DynEco Corporation and Subsidiary as of December 31, 2002 and 2001 and the related consolidated statements of operations, changes in shareholders' equity (deficit) and cash flows for the each of the two years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the consolidated financial position of DynEco Corporation and Subsidiary as of December 31, 2002 and 2001, and the consolidated results of its operations and its cash flows for each of the two years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, during 2002 and 2001 the Company incurred aggregate net losses of $716,026 and used, in aggregate, $461,469 of cash in its operations, resulting in a negative working capital deficit of $(513,704) and an accumulated deficit totaling $(7,101,416) at December 31, 2002. Additionally, the Company was in default of the repayment terms on notes payable aggregating $35,000 at December 31, 2002. These matters raise substantial doubt about its ability to continue as a going concern. Management's Plan in regards to these matters is also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


SALBERG & COMPANY, P.A.
Boca Raton, Florida
October 15, 2003

                               DYNECO CORPORATION

                           CONSOLIDATED BALANCE SHEETS

                        AS OF DECEMBER 31, 2002 AND 2001

                                                         2002           2001
                                                     -----------    -----------
                                     ASSETS
Current assets:
    Cash .........................................   $    23,986    $     3,285
    Accounts Receivable ..........................         3,500              -
    Inventory ....................................         1,500          1,500
    Other Current Assets .........................         1,033          4,314
                                                     -----------    -----------

         Total current assets ....................        30,019          9,099

Patent rights, net (Note 3) ......................       138,494        283,840
Property and equipment, net (Note 4) .............        85,177        103,383
Other assets .....................................           391            667
                                                     -----------    -----------

         Total assets ............................   $   254,081    $   396,989
                                                     ===========    ===========

                 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities:
    Accounts payable .............................   $   165,474    $   348,662
    Accrued compensation .........................       285,002        255,927
    Accrued interest .............................        29,075         10,195
    Other accrued liabilities ....................             -         16,385
    Current maturities of  notes payable -
      shareholders (Note 5) ......................        37,523        160,000
    Current maturities of capital lease
      obligations (Note 6) .......................        26,649         22,504
                                                     -----------    -----------

      Total current liabilities ..................       543,723        813,673

Notes payable - shareholders (Note 5) ............       124,656              -
Capital lease obligations (Note 6) ...............        40,666         61,576
                                                     -----------    -----------

         Total liabilities .......................       709,045        875,249
                                                     -----------    -----------

Commitments and contingencies (Note 7) ...........             -              -

Shareholders' equity (deficit):
    Common stock, $.01 par value; 26,577,978
      and 21,970,418 issued and outstanding,
      respectively (Notes 8 and 12) ..............       265,780        219,704
    Common stock issuable (Notes 8 and 12) .......         3,400          1,000
    Paid-in capital ..............................     6,377,272      5,879,667
    Accumulated deficit ..........................    (7,101,416)    (6,578,631)
                                                     -----------    -----------

         Total shareholders' equity (deficit) ....      (454,964)      (478,260)
                                                     -----------    -----------

         Total liabilities and shareholders'
           equity (deficit) ......................   $   254,081    $   396,989
                                                     ===========    ===========

          See accompanying notes to consolidated financial statements.

                               DYNECO CORPORATION

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

                                                         2002           2001
                                                    ------------   ------------

Sales ............................................  $    132,883   $     86,027
Cost of goods sold ...............................       131,215         84,196
                                                    ------------   ------------

               Gross Profit ......................         1,668          1,831

Operating expenses:
    Compensation .................................       164,769         92,537
General and administrative .......................       235,800        212,377
    Impairment loss on patent rights (Note 3) ....       144,930              -
                                                    ------------   ------------


               Total operating expenses ..........       545,499        304,914
                                                    ------------   ------------

               Loss from operations ..............      (543,831)      (303,083)

Other income (expense):
    Interest income ..............................           163            820
    Interest expense .............................       (25,361)       (29,292)
                                                    ------------   ------------
               Total other income (expense) ......       (25,198)       (28,472)
                                                    ------------   ------------

               Loss before extraordinary item ....      (569,029)      (331,555)

Extraordinary item:
    Gain on debt extinguishment (Note 11) ........        46,244        138,314
                                                    ------------   ------------

               Net loss ..........................  $   (522,785)  $   (193,241)
                                                    ============   ============


Basic and diluted per share information:
    Loss before extraordinary item ...............  $       (.02)  $       (.02)
    Extraordinary item ...........................             -            .01
                                                    ------------   ------------

         Net loss per share ......................  $       (.02)  $       (.01)
                                                    ============   ============

Weighted average number of
  common shares outstanding ......................    24,576,749     21,082,847
                                                    ============   ============

          See accompanying notes to consolidated financial statements.

                                                   DYNECO CORPORATION

                           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

                                      FOR THE YEAR ENDED DECEMBER 31, 2002 AND 2001


                                                                COMMON STOCK                                   TOTAL
                                          COMMON STOCK            ISSUABLE                                 SHAREHOLDERS'
                                      ---------------------   ----------------    PAID-IN     ACCUMULATED     EQUITY
                                        SHARES      AMOUNT    SHARES    AMOUNT    CAPITAL       DEFICIT      (DEFICIT)
                                      ----------   --------   -------   ------   ----------   -----------    ---------

Balance at December 31, 2000 .......  19,578,247   $195,782         -   $    -   $5,665,769   $(6,385,390)   $(523,839)

Common stock issued for cash, net of
  offering costs of $10,000 ........   2,176,171     21,762         -        -      185,858             -      207,620
Common stock issued for debt
  (Notes 5 and 8) ..................     216,000      2,160         -        -       19,040             -       21,200
Common stock issuable for services
  (Note 8) .........................           -          -   100,000    1,000        9,000             -       10,000
Net loss ...........................           -          -         -        -            -      (193,241)    (193,241)
                                      ----------   --------   -------   ------   ----------   -----------    ---------

Balance at December 31, 2001 .......  21,970,418    219,704   100,000    1,000    5,879,667    (6,578,631)    (478,260)

Common stock issued for cash, net of
  offering costs of $35,640 ........   3,146,000     31,460         -        -      310,421             -      341,881
Common stock issuable for cash
  (Note 8) .........................           -          -   240,000    2,400       26,400             -       28,800
Common stock issued for debt
  (Notes 5 and 8) ..................   1,311,560     13,116         -        -      144,284             -      157,400
Common stock issued for services
  (Note 8) .........................     150,000      1,500         -        -       16,500             -       18,000
Net loss ...........................           -          -         -        -            -      (522,785)    (522,785)
                                      ----------   --------   -------   ------   ----------   -----------    ---------

Balance at December 31, 2002 .......  26,577,978   $265,780   340,000   $3,400   $6,377,272   $(7,101,416)   $(454,964)
                                      ==========   ========   =======   ======   ==========   ===========    =========


                              See accompanying notes to consolidated financial statements.

                                                          F-11

                               DYNECO CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                  FOR THE YEAR ENDED DECEMBER 31, 2002 AND 2001

                                                             2002        2001
                                                          ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss ...........................................  $(522,785)  $(193,241)
    Adjustments to reconcile net loss to
      net cash used in operating activities:
           Depreciation and amortization ...............     53,643      52,739
           Common stock issued for services ............     18,000           -
           Impairment loss on patents rights ...........    144,930           -
           Gain on debt extinguishment .................    (46,244)   (138,314)
         (Increase) decrease in current assets:
           Accounts receivable .........................     (3,500)      2,656
           Inventory ...................................          -       8,500
Other current assets ...................................      3,281      (4,314)
         Increase (decrease) in current liabilities:
           Accounts payable ............................     (9,765)    (75,544)
           Accrued expenses ............................     63,970     184,519
                                                          ---------   ---------
           Net cash used in operating activities .......   (298,470)   (162,999)
                                                          ---------   ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Increase in patent rights ..........................    (29,723)    (41,983)
    Purchase of property and equipment .................     (5,298)     (1,709)
    Increase (decrease) in other assets ................        276       1,600
                                                          ---------   ---------
           Net cash used in investing activities .......    (34,745)    (42,092)
                                                          ---------   ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Repayment of capital lease obligation ..............    (16,765)    (17,687)
    Issuance of common stock ...........................    341,881     217,620
    Increase in common stock issuable ..................     28,800           -
                                                          ---------   ---------
           Net cash provided by financing activities ...    353,916     199,933
                                                          ---------   ---------

Net increase (decrease) in cash ........................     20,701      (5,158)

Cash - beginning of year ...............................      3,285       8,443
                                                          ---------   ---------

Cash - end of year .....................................  $  23,986   $   3,285
                                                          =========   =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Cash paid during the year for interest .............  $   6,481   $   9,497
                                                          =========   =========

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
    During 2002, the Company refinanced $127,179 of accounts payable through the issuance of $127,179 of notes payable (Note 5). Additionally, the Company issued 1,041,560 shares of common stock valued at $125,000 in settlement of $125,000 of notes payable (Note 5) and issued 270,000 shares of common stock valued at $32,400 in settlement of accounts payable.

    During 2001, the Company issued 216,000 shares of common stock valued at $21,200 in settlement of accrued interest (Note 5). Additionally, the Company is obligated to issue 100,000 shares of common stock valued at $10,000 in exchange for legal services incurred in connection with a private placement of common stock (Note 8).

          See accompanying notes to consolidated financial statements.

                               DYNECO CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  FOR THE YEAR ENDED DECEMBER 31, 2002 AND 2001

NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Nature of Organization:

            DynEco Corporation ("DynEco" or the "Company") is engaged primarily in developing and commercializing patented air and hydrogen compressors, known collectively as UniVanetm devices, for stationary and automotive fuel cells. During 2002 and 2001, the Company's wholly-owned subsidiary, DynEco International, Inc., was inactive.

         Principles of Consolidation:

            For the years ended December 31, 2002 and 2001, the financial statements include the accounts of DynEco Corporation and its wholly-owned subsidiary, DynEco International, Inc. All references to "the Company" in these financial statements relate to the consolidated entity. All significant intercompany accounts and transactions have been eliminated in consolidation.

         Accounts Receivable:

            The Company believes that all accounts receivable are fully collectible as of year end; accordingly, no allowance for doubtful accounts has been recorded. If management becomes aware of collectibility issues, an appropriate amount will be reserved and charged to operations when that determination is made.

         Inventory:

            Materials inventory is recorded at the lower of cost (determined on a first-in, first-out basis) or market value.

         Patent Rights:

            Patent rights consist of the costs incurred to obtain patent rights associated with compressor technology. Patent rights are amortized using the straight-line method over their seventeen to twenty year life commencing upon patent issuance and the generation of revenues utilizing the underlying technology.

         Property and Equipment:

            Property and equipment is stated at cost. Depreciation is computed using the straight-line method and is expensed based upon the estimated useful lives of the assets. Expenditures for additions and improvements are capitalized, while repairs and maintenance are expensed as incurred.

         Impairment of Long-Lived Assets:

            The Company records impairment losses of long-lived assets used in operations when indicators of impairment are present and the estimated undiscounted cash flows resulting from the use and eventual disposition of those assets are less than the assets' carrying amounts. Impairment losses are recorded as the excess of the carrying amount over the fair value of the long-lived assets.

                               DYNECO CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  FOR THE YEAR ENDED DECEMBER 31, 2002 AND 2001

NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         Revenue Recognition:

            Sales revenues for all customer orders are recognized at the time of order completion, defined as when all Company manufacturing and internal inspection obligations related to that order have been satisfied. This generally occurs upon order shipment.

         Stock-Based Compensation:

            The Company has three stock-based compensation plans, which are described more fully in Note 8. The company accounts for its stock-based compensation plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                                                           2002          2001
                                                        ---------     ---------
            Net loss, as reported ..................    $(522,785)    $(193,241)
            Total stock-based compensation expense,
               determined under fair value based
               method for all awards, net of related
               tax effects .........................       (4,000)      (16,000)
                                                        ---------     ---------

            Proforma net loss ......................    $(526,785)     (209,241)
                                                        =========     =========

            Basic and diluted per share information:
                Net loss per share, as reported ....    $    (.02)    $    (.01)
                                                        =========     =========

                Net loss per share, pro forma ......    $    (.02)    $    (.01)
                                                        =========     =========

         Income Taxes:

            Income taxes are provided for tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes, if any. Deferred taxes represent the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

         Basic and Diluted Net Income (Loss) Per Share:

            Basic EPS is computed as net income (loss) available to common shareholders divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock warrants and options. As the Company's stock warrants and options are antidilutive for the periods presented, basic and diluted EPS are the same.

                               DYNECO CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  FOR THE YEAR ENDED DECEMBER 31, 2002 AND 2001

NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         Concentration of Credit Risk:

            Financial instruments that potentially subject the Company to concentration of credit risk consist principally of accounts receivable. Accounts receivable arise from the sale of developmental compressor products to the Company's customer base consisting of businesses in the stationary and automotive fuel cell industries located throughout the world. The Company performs ongoing credit evaluations of its customers' financial condition, and generally requires no collateral from its customers. The Company's credit losses are subject to general economic conditions of the emerging fuel cell industry. At December 31, 2002, the entire accounts receivable balance was due from one customer and was subsequently collected in full in 2003.

         Fair Value of Financial Instruments:

            The Company's financial instruments include cash, accounts receivable, accounts payable, accrued liabilities, notes payable and capital leases. The fair values of cash, accounts receivable, accounts payable and accrued liabilities approximated carrying values due to the short-term nature of these instruments. Fair values for notes payable and capital leases are not readily available, but are believed to approximate fair value.

         Use of Estimates:

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions about the future outcome of current transactions which may affect the reporting and disclosure of these transactions. Accordingly, actual results could differ from those estimates used in the preparation of these financial statements.

NOTE 2:  CONTINUED EXISTENCE AND MANAGEMENT'S PLAN

         During 2002 and 2001, the Company incurred aggregate net losses of $716,026 and used, in aggregate, $461,469 of cash in its operations resulting in a working capital deficit of $(513,704) and an accumulated deficit totaling $(7,101,416) at December 31, 2002. Additionally, the Company was in default of the repayment terms on notes payable aggregating $35,000 at December 31, 2002. Because the Company's developmental contracts generate insufficient operating capital and given these financial results along with the Company's expected cash requirements in 2003, additional capital investment will be necessary to develop and sustain the Company's operations.

         Through September 30, 2003, the Company has raised an additional $141,480, net of offering costs of $9,720, in operating funds through private placements of 1,260,000 shares of common stock, and issued 60,000 shares of its common stock to settle $15,000 of accounts payable. Additionally, the Company received approximately $131,000 of funding pursuant to a Technological Research and Development Authority Funding Agreement (notes 7 and 12) and $125,000 of consulting fees in accordance with the Parker-Hannifin Exclusive Worldwide License Agreement and Consulting Agreement (Note 12). In the fourth quarter of 2003, the Company may raise an additional $240,000 to $300,000 through issuance of 2,000,000 to 2,500,000 shares of common stock.

                               DYNECO CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  FOR THE YEAR ENDED DECEMBER 31, 2002 AND 2001

NOTE 2:  CONTINUED EXISTENCE AND MANAGEMENT'S PLAN (CONTINUED)

         Management believes that its plans will allow for adequate funding of the Company's cash requirements through December 31, 2003, although no assurance regarding this belief nor the success of these efforts can be provided at this time.

         In the event that management's plans as described above are not successful, the Company may be required to delay or curtail its fuel cell compressor development and commercialization programs or be forced to further reduce its present operations. The financial statements do not contain any adjustments which might be necessary if the Company is unable to continue as a going concern.

NOTE 3:  PATENT RIGHTS

         Patent rights are licensed from an officer/director (Notes 7 and 9) and consisted of the following at December 31:

                                                                      Estimated
                                                                     Useful Life
                                             2002          2001        In Years
                                             ----          ----      -----------
         Patent Rights ................... $189,227     $ 401,492       17-20
         Less accumulated amortization ...  (50,733)     (117,652)
                                           --------     ---------

         Patent rights, net .............. $138,494     $ 283,840
                                           ========     =========

         Amortization expense was $30,139 in 2002 and $27,794 in 2001. Future patent rights amortization expense is estimated to be approximately $13,000 per year for the subsequent five-year period commencing in 2003.

         During 2002, the Company had an impairment loss of $144,930 for discontinued patented technology, net of accumulated amortization of $97,058, concerning non-UniVanetm product devices and applications.

         Due to uncertainties inherent in the analysis of future events regarding technological advancements concerning the Company's patent rights, and with the developing fuel cell industry, it is reasonably possible that the actual fair market value of the Company's patent rights, or its future cash flows related to the patented technology may ultimately be proven to be less than the Company's recorded value of patent rights as of December 31, 2002. As a result, the carrying value of the patent rights may be required to be reduced further, possibly by a material amount, in the near term.

NOTE 4:  PROPERTY AND EQUIPMENT

         Property and equipment consisted of the following at December 31:

                                                                      Estimated
                                                                     Useful Life
                                              2002         2001       In Years
                                            --------     --------    -----------
         Machinery and equipment .........  $126,985     $126,985       3-10
         Equipment under capital lease ...   111,398      111,398         7
         Office furniture and equipment ..    55,980       50,682       3-10
         Leasehold improvements ..........     4,615        4,615         5
                                            --------     --------

                               DYNECO CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  FOR THE YEAR ENDED DECEMBER 31, 2002 AND 2001

NOTE 4:  PROPERTY AND EQUIPMENT (CONTINUED)

         Total property and equipment ....   298,978      293,680
         Less accumulated depreciation ...  (213,801)    (190,297)
                                            --------     --------

         Property and equipment, net .....  $ 85,177     $103,383
                                            ========     ========

         Depreciation expense, including that on equipment under capital lease, was $23,504 in 2002 and $24,945 in 2001. Accumulated depreciation on equipment under capital lease was $41,706 and $26,157 at December 31, 2002 and 2001, respectively.

NOTE 5:  NOTES PAYABLE - SHAREHOLDERS

         Notes payable - shareholders consisted of the following at December 31:
                                                         2002          2001
                                                       --------      ---------
         Promissory notes payable - shareholders;
            Interest bearing at rates ranging
            from 5% to 15 %, unsecured and due at
            various dates through August 2007 .......  $162,179       160,000
         Less current maturities ....................   (37,523)      (160,000)
                                                       --------      ---------
         Long - term portion of notes payable
            - shareholders ..........................  $124,656      $       -
                                                       ========      =========

         Future maturities of notes payable - shareholders are as follows for years ending December 31:

                                    2003        $  37,523
                                    2004            2,005
                                    2005            2,108
                                    2006            2,216
                                    2007          118,327
                                                ---------

                                                $ 162,179
                                                =========

         At December 31, 2002, the Company was in default of the repayment terms on notes aggregating $35,000. The Company plans to settle the balance owing on these notes payable through issuance of common stock in 2003.

         During 2002, the Company issued a $127,179 note payable to refinance $127,179 of accounts payable to a vendor/shareholder (Note 8). This note bears interest at 5%. Additionally, in 2002, the Company issued 1,041,560 shares of common stock valued at $125,000 and 2,083,120 warrants to purchase common stock at $.18 per share (Note 8), in settlement of $125,000 of notes payable. In 2001, the Company issued 216,000 shares of common stock valued at $21,200 in payment of accrued interest to the note holders (Note 8).

NOTE 6:  OBLIGATION UNDER CAPITAL LEASE

         The Company leases certain machinery and office equipment under capital leases with various expiration dates through October 2005. Future minimum lease payments as of December 31, 2002 for each of the next five years are as follows:

                               DYNECO CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  FOR THE YEAR ENDED DECEMBER 31, 2002 AND 2001

NOTE 6:  OBLIGATION UNDER CAPITAL LEASE (CONTINUED)

         2003 ............................................   $ 34,380
         2004 ............................................     25,174
         2005 ............................................     19,697
                                                             --------

         Total minimum lease payments ....................     79,251
         Less amount representing interest ...............    (11,936)
                                                             --------
         Present value of net minimum lease payments .....     67,315
         Less current maturities .........................    (26,649)
                                                             --------

         Present value of net minimum lease payments .....   $ 40,666
                                                             ========

NOTE 7:  COMMITMENTS AND CONTINGENCIES

         Technology License Agreement with Officer/Director:

            In 1992, the Company was granted an exclusive license to utilize certain compressor technology, which includes the current UniVanetm technology, developed by a current officer/director in exchange for 2,200,000 shares of Company common stock and future royalty payments based on non-UniVanetm technology application income. The Company is obligated to pay the officer/director royalties equal to one percent of sales of non-UniVanetm related products and sublicensed products and ten percent of any non-UniVanetm royalty income received from sublicense agreements. The agreement expires in fifteen years from the 1992 agreement date, or if the technology is not utilized, when the last underlying patent expires.

            In the event that the patent rights expire or become unenforceable, the Company has the right to discontinue any future royalty payments and to repurchase all of the remaining Company common stock held by the officer/director at $.50 per share.

         Technological Research and Development Authority Funding Agreement:

            During November 2002, the Company entered into an agreement with the Florida Technological Research and Development Authority (TRDA) which provides for up to $150,000 in funding for the development and commercialization of DynEco's UniVanetm compressors and hydrogen circulators for fuel cell applications. In consideration of the funding, the Company is obligated to make royalty payments to TRDA equal to five percent of future UniVanetm-related sales up to an amount equal to three times the amount DynEco receives from TRDA. During 2002, There was no funding received. The agreement expires in November 2012 (Note 12).

         Significant Customers, Suppliers and Other Concentrations:

            During 2002, the Company made sales to three significant customers which represent 62.3%, 23.6% and 11.5% of net sales. In 2001, the Company made sales to two significant customers which represent 52.3% and 44.6% of net sales.

            During 2002, the Company purchased materials from two unrelated suppliers representing 63.4% and 30.8% of total material purchases during the year. In 2001, the Company purchased materials from two unrelated suppliers representing 28.9% and 19.0% of total material purchases during the year.

                               DYNECO CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  FOR THE YEAR ENDED DECEMBER 31, 2002 AND 2001

NOTE 7:  COMMITMENTS AND CONTINGENCIES (CONTINUED)

         Significant Customers, Suppliers and Other Concentrations (Continued):

            As of December 31, 2002, the Company's business is dependent upon two U.S. patents and one U.S. patent pending, along with several related foreign patents and foreign patents pending. All patents issued and pending were issued in the name of a current officer/director of the Company, which the Company licenses from the officer/director pursuant to the terms of a Technology License Agreement (Note 7).

         Litigation:

            In 2001, a party commenced a legal action against the Company to collect for damages allegedly sustained to the party's property which was in the Company's possession during a 1999 compressor installation. The complaint seeks to recover damages incurred to the property approximating $13,500 plus interest and legal fees.

            The Company has answered this complaint by submitting an invoice for approximately $20,000 for costs associated with air conditioning system repair, installation and testing.

            As of September 30, 2003, this matter has not been resolved, but it is management's opinion that the expected outcome of this matter will not have a material adverse effect on the Company's financial position or results of operations.

NOTE 8:  COMMON STOCK

         The Company has authorized 20,000,000 shares of $.01 preferred stock and 80,000,000 shares of $.01 par value common stock. At December 31, 2002 or 2001, there were no shares of preferred stock issued or outstanding.

         Common Stock Issued for Debt and Services:

            During 2002, the Company issued 1,041,560 shares of common stock valued at $125,000 and 2,083,120 warrants to purchase common stock at $.18 per share, in settlement of $125,000 of notes payable (Note
            5) and issued 270,000 shares of common stock valued at $32,400 in settlement of accounts payable. Additionally, the Company issued 150,000 shares of common stock valued at $18,000 in exchange for consulting services.

            During 2001, the Company issued 216,000 shares of common stock valued at $21,200 in settlement of accrued interest. Additionally, the Company is obligated to issue 100,000 shares of common stock valued at $10,000 in exchange for legal services incurred in connection with a private placement of common stock.

            All shares of common stock issued in settlement of debt or for payment of services received were valued at the stated share price actually received in the respective year's private placement offerings. During 2002 and 2001, the stated share price received was $.12 and $.10, respectively.

                               DYNECO CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  FOR THE YEAR ENDED DECEMBER 31, 2002 AND 2001

NOTE 8:  COMMON STOCK (CONTINUED)

         Common Stock Issuable:

            At December 31, 2002, the Company was obligated to issue an aggregate of 340,000 shares of common stock in connection with a 2002 receipt of $28,800 for 240,000 shares (Note 12), and for 100,000 shares valued at $10,000 in exchange for 2001 legal services incurred in connection with a private placement of common stock.

         Common Stock Warrants:

            At December 31, 2002, the Company had warrants outstanding as follows:
                         Common Shares       Exercise Price         Expiration
            Warrant      Under Warrant         Per Share               Date
            -------      -------------       --------------       --------------

            Class I          290,000             $  .50           Oct.-Nov. 2003
            Class I           30,000             $  .50           Jan. 2004
            Class J        9,215,120             $  .18           June 2007
                           ---------

                           9,535,120
                           =========

         Stock-Based Compensation Plans:

            At December 31, 2002, the Company has three stock-based compensation plans, as follows: The 1993 Corporate Stock Option Plan, the 1993 Advisors Stock Option Plan, and the 2001 Equity Incentive Plan.

            The 1993 Corporate and Advisors Stock Option plans have an aggregate 1,500,000 shares of common stock reserved for issuance under the plans. The Corporate Plan provides for the issuance of incentive stock options and nonqualified stock options, whereas, the Advisors Plan only allows for the issuance of nonqualified stock options. Pursuant to the plans, the board of directors may grant options to key individuals at their discretion. Options are granted under the Corporate and Advisors plans on such terms and at prices as determined by the compensation committee. All options granted by the Company have been at prices equal to the current offering's private placement stated per share prices.

            The 2001 Equity Incentive Plan has an aggregate 1,000,000 shares of common stock reserved for issuance under the plan. The Equity Incentive Plan provides for the issuance of incentive stock options, nonstatutory options, stock bonuses, and rights to purchase restricted stock. The board of directors administers the Plan and options, stock bonuses and stock rights are granted to key individuals at their discretion. The maximum option term is ten years. There have been no stock options, stock bonuses or stock rights granted under the 2001 Equity Incentive Plan through December 31, 2002.

                               DYNECO CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  FOR THE YEAR ENDED DECEMBER 31, 2002 AND 2001

NOTE 8:  COMMON STOCK (CONTINUED)

         Stock-Based Compensation Plans (Continued):

            At December 31, 2002, the Company had the following non-qualified options outstanding and exercisable as follows:

            Range of
            Exercise    Common Shares     Weighted Average      Weighted Average
            Price       Under Option       Remaining Life        Exercise Price
            --------    -------------     ----------------      ----------------
             $ .12          200,000          6.0 Years               $ .12
             $ .38        2,970,036          5.9 Years               $ .38
             $ .38          810,000          4.4 Years               $ .38
             $ .10          700,000          3.1 Years               $ .10
             $ .05           33,333          2.5 Years               $ .05
             $ .38           70,000          0.6 Years               $ .38
                          ---------

                          4,783,369
                          =========

            Of the 4,783,369 common shares under option, all options are presently exercisable. Additionally, various officers and directors have been granted a total of 4,370,036 options, all of which are presently exercisable, which are included in the table above.

            A summary of the changes in stock options outstanding during 2002 and 2001 is presented below:

                                             2002                   2001
                                     --------------------   --------------------
                                                 Weighted               Weighted
                                                 Average                Average
                                                 Exercise               Exercise
                                      Shares      Price      Shares      Price
                                     ---------   --------   ---------   --------
            Options outstanding at
               beginning of year     4,683,369    $. 33     3,933,369    $ .37
            Options granted            200,000    $ .12       750,000    $ .10
            Options exercised                -    $ -               -    $ -
            Options forfeited         (100,000)   $(.10)            -    $ -
                                     ---------              ---------

            Options outstanding at
               end of year           4,783,369    $ .33     4,683,369    $ .33
                                     =========              =========

            Weighted Average fair
               value of options
               granted during the
               year                                $.02                   $.02

                               DYNECO CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  FOR THE YEAR ENDED DECEMBER 31, 2002 AND 2001

NOTE 9:  RELATED PARTY TRANSACTIONS

         During 2002, the Company purchased $12,000 of UniVanetm components from a supplier that is related to the Company. Two of the supplier's officers, directors and minority shareholders are also members of DynEco's board of directors. Both parties believe that the purchase was made at established supplier pricing with standard industry terms and that no undue consideration was given to the relationship. At December 31, 2002, there were no amounts due to this related supplier.

         Patent rights are licensed from an officer/director of the Company (Notes 3 and 7).

NOTE 10: INCOME TAXES

         The effective tax rate varies from the maximum federal statutory rate as a result of the following items:

                                                              2002        2001
                                                             ------      ------
         Tax benefit computed at the maximum
            federal statutory rate ....................      (34.0)%     (34.0)%
         Net (increase) decrease due to various
            basis differences in assets and liabilities       12.0         2.3
         Net operating loss carryforward ..............       22.0        31.7
                                                             -----       -----

         Income tax provision .........................         - %         - %
                                                             =====       =====

         Deferred taxes consisted of the following at December 31:

                                                        2002            2001
                                                    -----------     -----------
         Asset:
            Net operating loss carryforward ....    $ 2,707,000     $ 2,730,000
            Other individually immaterial items         111,000          49,000
                                                    -----------     -----------
         Net deferred tax asset before valuation
         allowance .............................      2,818,000       2,779,000
         Less valuation allowance ..............     (2,818,000)     (2,779,000)
                                                    -----------     -----------

         Net deferred tax asset ................    $         -     $         -
                                                    ===========     ===========

         For financial statement purposes, no tax benefit has been reported in 2002 or 2001 as the Company has had significant losses since inception and realization of the tax benefits is uncertain. Accordingly, a valuation allowance has been established for the full amount of the deferred tax asset. The change in the valuation allowance was an increase of $39,000 in 2002 and a decrease of $29,000 in 2001.

                               DYNECO CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  FOR THE YEAR ENDED DECEMBER 31, 2002 AND 2001

NOTE 10: INCOME TAXES (CONTINUED)

         At December 31, 2002, the Company had net operating loss carryforwards as follows for income tax purposes:

            Carryforward                               Net Operating
         Expires December 31                        Loss Carryforwards
         -------------------                        ------------------
               2003 ................................   $   72,000
               2004 ................................      522,000
               2005 ................................      550,000
               2006 ................................      206,000
               2007 ................................      236,000
               2008 ................................      274,000
               2009 ................................      716,000
               2010 ................................    1,110,000
               2011 ................................    1,718,000
               2012 ................................    1,017,000
               2018 ................................      436,000
               2019 ................................      392,000
               2020 ................................      195,000
               2021 ................................      180,000
               2022 ................................      337,000
                                                       ----------

                                                       $7,961,000
                                                       ==========

         The utilization of the carryforwards is dependent upon the ability to generate sufficient taxable income during the carryforward period. In addition, utilization of these carryforwards may be limited due to ownership changes as defined in the Internal Revenue Code. Furthermore, carryforwards relating to DynEco International, Inc., prior to its March 31, 1994 acquisition (approximately $400,000) are subject to separate return limitation regulations.

NOTE 11: EXTRAORDINARY ITEM

         In 2002 and 2001, the Company recognized extraordinary gains of $46,244 and $138,314, respectively, related to a settlement and various statutory expirations of accounts payable.

NOTE 12: SUBSEQUENT EVENTS

         2003 Issuances of Common Stock:

            During the period from January 2003 to September 2003, the Company issued 1,260,000 shares of common stock and 2,520,000 Class J warrants for $141,480 of cash, net of offering costs of $9,720, issued 60,000 shares of common stock and 120,000 Class J warrants in settlement of $15,000 of accounts payable, issued 240,000 shares of common stock and 480,000 class J warrants in settlement of common stock issuable, and issued 350,000 shares of common stock in payment for services rendered valued at the contemporaneous cash sales price of $.12 per share.

                               DYNECO CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  FOR THE YEAR ENDED DECEMBER 31, 2002 AND 2001

NOTE 12: SUBSEQUENT EVENTS (CONTINUED)

         Technological Research and Development Authority Funding Agreement:

            During the period from January 2003 to September 2003, the Company received $131,000 pursuant to a funding agreement with the Florida Technology Research and Development Authority (Note 7).

         Parker-Hannifin Exclusive Worldwide License Agreement and Consulting
         Agreement:

            During May 2003, the Company granted an exclusive worldwide license agreement to Parker-Hannifin Corporation (Parker) to manufacture and market the Company's UniVanetm air compressors and hydrogen circulators. In consideration of the license, Parker is obligated to pay the Company a royalty fee on a quarterly basis. The royalty rate ranges from 15% of the licensed technology's net sales for the first 50 units sold on an annual basis to 6% for units sold in excess of 10,000 annually. Beginning in 2007, the minimum annual royalty fee is $100,000. If units sold are insufficient to reach the minimum annual royalty, Parker has the right to remit the difference or the Agreement converts to a non-exclusive license. This Agreement expires at the later date of either the last licensed UniVanetm patent expiration, or the final use of UniVanetm -related technology by Parker-Hannifin.

            Additionally in June 2003, the Company entered into a product consulting agreement with Parker. In exchange for continued product development and engineering services from the Company, Parker is obligated to pay a monthly fee of $25,000 for the first year of service. In June 2004, the consulting agreement continues on a month-to-month basis and can be cancelled at Parker's sole discretion.

NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                TABLE OF CONTENTS
                                                                  Page

         Prospectus Summary..........................................3

         Risk Factors................................................5

         Use of Proceeds.............................................9

         Market for Common Stock and Dividend Policy.................9

         Forward-Looking Statements.................................10

         Management's Discussion and Analysis or Plan of Operation..11

         Business...................................................13

         Management.................................................20

         Executive Compensation.....................................21

         Certain Transactions.......................................25

         Principal Shareholders.....................................25

         Description of Securities..................................27

         Selling Security Holders...................................27

         Plan of Distribution.......................................30

         Shares Eligible for Future Sale............................31

         Legal Matters..............................................32

         Experts....................................................32

         Additional Information.....................................32

         Financial Statements......................................F-1


                                8,175,000 SHARES

                               DYNECO CORPORATION

                                   PROSPECTUS

                             ________________, 2004

                                    PART TWO

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 302A.521, subdivision 2, of the Minnesota Statutes requires DynEco to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to DynEco, against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions if such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties or fines; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person's performance in the official capacity of director or, for a person not a director, in the official capacity of officer, board committee member or employee, reasonably believed that the conduct was in the best interests of DynEco, or, in the case of performance by a director, officer or employee of DynEco involving service as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of DynEco. In addition, Section 302A.521, subdivision 3, requires payment by DynEco, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances. A decision as to required indemnification is made by a disinterested majority of the board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the board, by special legal counsel, by the shareholders, or by a court.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses payable by the Company in connection with the distribution of the securities being registered are as follows:

SEC Registration and Filing Fee.......................................   $   250
Legal Fees and Expenses*..............................................   $15,000
Accounting Fees and Expenses*.........................................   $ 5,000
Financial Printing*...................................................   $ 1,000
Transfer Agent Fees*..................................................   $   500
Blue Sky Fees and Expenses*...........................................   $   500
Miscellaneous*........................................................   $ 2,750
                                                                         -------

          TOTAL.......................................................   $25,000
                                                                         =======
* Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         On March 27, 2002, we issued 150,000 shares of our common stock and warrants to purchase an additional 300,000 shares to two individuals in exchange for consulting services valued at $18,000.

         On July 1, 2002, we issued 1,041,560 shares of our common stock and warrants to purchase an additional 2,083,120 shares to six note holders (and current shareholders) in settlement of $125,000 of notes payable.

         On July 16, 2002, we issued 150,000 shares of our common stock and warrants to purchase an additional 300,000 shares to a vendor, in settlement of $18,000 of accounts payable.

         On August 15, 2002, we issued 120,000 shares of our common stock and warrants to purchase an additional 240,000 shares to our intellectual property attorney in settlement of $14,400 of accounts payable.

         From February 25, 2002 until December 18, 2002, we issued a total of 3,146,000 shares of our common stock and warrants to purchase an additional 6,292,000 shares to 38 accredited investors, for $341,881 of cash, net of offering costs of $35,640.

         On March 14, 2003, we issued 60,000 shares of common stock and warrants to purchase an additional 120,000 shares in settlement of $15,000 of accounts payable.

         On June 30, 2003, we issued 350,000 shares of common stock to 4 employees for services rendered, valued at the contemporaneous cash sales price of $.12 per share.

         On November 10, 2003, we issued 2,000,000 shares of common stock to a consulting firm for services rendered, valued at the contemporaneous cash sales price of $.12 per share.

         On November 18, 2003, we issued 2,000,000 shares of common stock and warrants to purchase an additional 4,000,000 shares, to one offshore investor, for a purchase price of $240,000.

         On December 11, 2003, we issued 400,000 shares of common stock to two directors as consideration for their services as directors, valued at the contemporaneous cash sales price of $.12 per share.

         On December 11, 2003, we issued 25,000 shares of common stock and warrants to purchase an additional 50,000 shares to an attorney for services rendered, valued at the contemporaneous cash sales price of $.12 per share.

         From January 6, 2003 until April 7, 2003, we issued a total of 1,260,000 shares of common stock and warrants to purchase an additional 2,520,000 shares to 21 accredited investors, for a purchase price of $151,200.

         In each of the foregoing transactions, the recipients of our shares were either offshore, non-US persons, accredited investors or had such knowledge in business and financial matters that they were capable of evaluating the risks and merits of acquiring our shares. Each recipient had access to business and financial information about us. Each certificate evidencing securities issued in the forgoing transactions included a legend to the effect that the securities were not registered under the Securities Act of 1933, as amended (the "Act"), and could not be resold absent registration or the availability of an applicable exemption therefrom. Each of the foregoing transactions was exempt from the registration requirements of the Act by reason of Section 4(2) and the rules and regulations thereunder, including Rule 506 of Regulation D.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 Exhibit No.                Description of Document
 -----------                -----------------------

    3.1(a)        Articles of Incorporation*

    3.1(b)        Articles of Amendment*

    3.2           Bylaws*

    5.1           Opinion and Consent of Schneider Weinberger LLP*

   10.1           2001 Equity Compensation Plan* **

   10.2           1993 Corporate Stock Option Plan* **

   10.3           1993 Advisors Option Plan* **

   10.4           Consulting Agreement with MBN Consulting, LLC*

   10.5 License Agreement dated January 1, 2004 between DynEco Corporation and Dr. Thomas Edwards*

   10.6 Funding Agreement dated November 20, 2002 between DynEco Corporation and the Florida Technological Research and Development Authority*

   10.7 Employment Agreement dated effective January 1, 2004 with Thomas C. Edwards, Ph.D.* **

   10.8 Exclusive Worldwide License Agreement dated May 1, 2003 between DynEco Corporation and Parker-Hannifin Corporation*

   23.1           Consent of Schneider Weinberger LLP (see Exhibit 5.1)*

   23.2           Consent of Salberg & Co. *
_________________________

*        Filed herewith.
**       Compensatory agreement.

ITEM 28. UNDERTAKINGS

The undersigned Registrant also undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rockledge, Florida on February 5, 2004.


                               DYNECO CORPORATION


                By: /s/ Thomas C. Edwards, Ph.D.
                    ------------------------------------------------------------
                    Thomas C. Edwards, Ph.D. President, Chief Executive Officer, Principal Executive Officer, Chief Financial Officer and Principal Financial Officer


         Pursuant to the requirements of the Securities Act of 1933, this amendment to Form SB-2 registration statement has been signed by the following persons in the capacities and on the dates indicated.


       SIGNATURE                        TITLE                        DATE
       ---------                        -----                        ----


 /s/ Thomas C. Edwards, Ph.D.    President, Principal           February 5, 2004
 ----------------------------    Executive Officer,
 Thomas C. Edwards, Ph.D.        Chief Executive Officer,
                                 Chief Financial Officer,
                                 Principal Financial Officer
                                 and Director


 /s/ George R. Schell            Director                       February 5, 2004
 --------------------
 George R. Schell


 /s/ Leonard Sculler             Director                       February 5, 2004
 -------------------
 Leonard Sculler


 /s/ Kevin Hooper                Director                       February 5, 2004
 ----------------
 Kevin Hooper